UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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RCS CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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405 PARK AVENUE NEW YORK, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 29, 2014

April 30, 2014

To the Stockholders of RCS Capital Corporation:

I am pleased to invite our stockholders to the annual meeting of stockholders (the “Annual Meeting”) of RCS Capital Corporation, a Delaware corporation (the “Company”). The Annual Meeting will be held on May 29, 2014 at The Core Club, located at 66 E. 55th Street, New York, NY 10022, commencing at 9:00 a.m. (local time). At the Annual Meeting, you will be asked to elect nine members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

The board of directors of the Company has fixed the close of business on April 21, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Record holders of shares of Class A common stock of the Company, par value $0.001 per share, and of shares of Class B common stock of the Company, par value $0.001 per share, at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

For further information regarding the matter to be acted upon at the Annual Meeting, I urge you to carefully read the accompanying proxy statement.

You may authorize a proxy to vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient services are provided on the enclosed proxy card and in the attached proxy statement. If you prefer, you may vote your shares by marking your votes on the proxy card, signing and dating it and mailing it in the postage-paid return envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendation.

You are cordially invited to attend the Annual Meeting. Your vote is important.

By Order of the Board of Directors,

/s/ Edward M. Weil, Jr.

Edward M. Weil, Jr.
President, Treasurer, Secretary and Director

i

PROXY STATEMENT

The accompanying proxy, mailed together with this proxy statement (this “Proxy Statement”), is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of RCS Capital Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. References in this Proxy Statement to “we,” “us,” “our,” “our company” or like terms also refer to the Company, and references in this Proxy Statement to “you” refer to the stockholders of the Company. The mailing address of our principal executive offices is 405 Park Avenue — 15th Floor, New York, New York 10022. This Proxy Statement and the accompanying proxy card were first mailed to our stockholders on or about April 30, 2014.

Important Notice Regarding the Availability of Proxy Materials
    for the Annual Meeting To Be Held on May 29, 2014

This Proxy Statement is available at www.proxyvote.com.

INFORMATION ABOUT THE MEETING AND VOTING

What is the date of the Annual Meeting and where will it be held?

The Annual Meeting will be held on May 29, 2014 at The Core Club, located at 66 E. 55th Street, New York, NY 10022, commencing at 9:00 a.m. (local time).

What will I be voting on at the Annual Meeting?

At the Annual Meeting, you will be asked to elect nine members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

The Board of Directors does not know of any matters that may be considered at the Annual Meeting other than the matter set forth above.

Who can vote at the Annual Meeting?

The record date for the determination of holders of shares of our Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), and the holder of shares of our Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and, together with our Class A Common Stock, “Common Stock”), entitled to notice of and to vote at the Annual Meeting, or any adjournment or postponement of the Annual Meeting, is the close of business on April 21, 2014 (the “Record Date”). As of the Record Date, 28,317,237 shares of our Class A Common Stock were issued and outstanding and entitled to vote at the Annual Meeting and one share of our Class B Common Stock was issued and outstanding and entitled to vote at the Annual Meeting. The holders of the shares of Class A Common Stock and Class B Common Stock are voting as a single class on each matter described in this Proxy Statement for which your vote is being solicited.

Our Class A Common Stock is publicly traded on the New York Stock Exchange under the symbol “RCAP.” As of the Record Date, the sole issued and outstanding share of our Class B Common Stock was held by RCAP Holdings, LLC (“RCAP Holdings”), which also held 24,051,499 shares, or approximately 84.94%, of our issued and outstanding Class A Common Stock. Through these holdings, RCAP Holdings controls approximately 92.47% of the total voting power of our Common Stock and has the ability to control all matters submitted to stockholders for approval, including the matters set forth in this Proxy Statement.

RCAP Holdings has already indicated its intention to vote “FOR” each of the nominees to the Board of Directors.

How many votes do I have?

Each share of Class A Common Stock has one vote and the sole share of Class B Common Stock has 28,317,238 votes on each matter to be considered at the Annual Meeting and any matter to be considered at any adjournment or postponement thereof. The enclosed proxy card shows the number of votes corresponding to the number and class of shares of Common Stock you are entitled to vote.

How may I vote?

You may vote in person at the Annual Meeting or by proxy. Instructions for in-person voting can be obtained by calling our proxy solicitor, Broadridge Financial Solutions, Inc. (“Broadridge”) at 1-800-690-6903. Stockholders may submit their votes by proxy by mail by completing, signing, dating and returning their proxy in the enclosed envelope. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at www.proxyvote.com; or
•	by telephone, by calling 1-800-690-6903.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the Annual Meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see your proxy card enclosed with this Proxy Statement. You may also vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may submit your vote in person, and any previous votes that you submitted by mail or authorized by Internet or telephone will be superseded by the vote that you cast at the Annual Meeting.

How will proxies be voted?

Shares represented by valid proxies will be voted at the Annual Meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares will be voted “FOR” each of the nominees to the Board of Directors.

The Board of Directors does not intend to present, and has no information indicating that others will present, any business at the Annual Meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them in their discretion.

How can I change my vote or revoke a proxy?

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to our proxy solicitor at the following address: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, or (ii) attending the Annual Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Annual Meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What vote is required to approve the proposal?

As provided by our second amended and restated certificate of incorporation (the “Certificate”) and our second amended and restated by-laws (the “By-laws”), the affirmative vote of the majority of the voting power of the shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to approve each matter.

Abstentions are considered voting power present at the meeting and thus will have the same effect as votes against each of the matters scheduled to be voted on at the Annual Meeting.

A “broker non-vote” occurs when a broker who holds shares for the beneficial owner does not vote on a proposal because the broker does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares. The election of directors is a non-routine matter for which the broker does not have discretionary authority. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

As of the Record Date, RCAP Holdings controls approximately 92.47% of the total voting power of our Common Stock and has the ability to control all matters submitted to stockholders for approval, including the matters set forth in this Proxy Statement.

RCAP Holdings has already indicated its intention to vote “FOR” each of the nominees to the Board of Directors. Such vote will constitute the affirmative vote of the majority of the total voting power of our Common Stock.

What constitutes a “quorum”?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote at a meeting of stockholders constitutes a quorum for the transaction of business. Broker non-votes will be counted for purposes of determining a quorum; however, broker non-votes will not be counted for purposes of determining the number of votes cast.

RCAP Holdings has already indicated its intention to attend the Annual Meeting, in person or by proxy, which will constitute a quorum.

Will you incur expenses in soliciting proxies?

We are soliciting proxies on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. We have retained Broadridge to aid in the solicitation of proxies. Broadridge will receive a fee of approximately $19,140, which includes the reimbursement for certain costs and out-of-pocket expenses incurred in connection with their services, all of which will be paid by us. In addition, our directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this Proxy Statement to beneficial owners on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those beneficial owners. In compliance with the regulations of the U.S. Securities and Exchange Commission (the “SEC”), we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners.

What does it mean if I receive more than one proxy card?

Some of your shares may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call us at (212) 415-6500. Combining accounts reduces excess printing and mailing costs, resulting in cost savings to us that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports. The rule allows us to, with the consent of the affected stockholders, send a single set of any annual report, proxy statement, proxy statement combined with a prospectus or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our Proxy Statement to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct a request for separate copies by calling us at (212) 415-6500 or by mailing a request to us at 405 Park Avenue — 15th Floor, New York, New York 10022, Attention: Investor Relations. Likewise, if your household currently receives multiple copies of disclosure documents and you would like to receive one set, please contact us.

UNLESS SPECIFIED OTHERWISE, THE PROXIES WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR. IN THE DISCRETION OF THE PROXY HOLDERS, THE PROXIES WILL ALSO BE VOTED “FOR” OR “AGAINST” SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTERS TO BE PRESENTED FOR ACTION AT THE ANNUAL MEETING.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our directors and executive officers.

Name	Age	Position
Nicholas S. Schorsch	53	Executive Chairman of the Board of Directors
William M. Kahane	66	Chief Executive Officer and Director
Edward M. Weil, Jr.	47	President, Treasurer, Secretary and Director
Peter M. Budko	54	Chief Investment Officer and Director
Brian D. Jones	45	Chief Financial Officer and Assistant Secretary
Brian L. Nygaard	55	Chief Operating Officer
Brian S. Block	42	Director
Mark Auerbach	75	Lead Independent Director
Jeffrey J. Brown	53	Independent Director
C. Thomas McMillen	61	Independent Director
Howell D. Wood	82	Independent Director

Nicholas S. Schorsch has served as executive chairman of our Board of Directors since February 2013. Mr. Schorsch has also served as co-chief executive officer of RCS Capital Management, LLC (“RCS Capital Management”), a Delaware limited liability company that is directly or indirectly controlled by Mr. Schorsch and William M. Kahane, William M. Kahane, our chief executive officer and a member of our Board of Directors, that provides management services to us pursuant to a services agreement since April 2013. In 2007, Mr. Schorsch founded AR Capital, LLC and the American Realty Capital group of companies (collectively and to the extent applicable, “American Realty Capital”) with Mr. Kahane to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and liquidation phases of their offerings. Mr. Schorsch served as chairman of the board of directors of American Realty Capital Trust, Inc. (“ARCT”) from August 2007 until January 2013, when ARCT closed its merger with Realty Income Corporation and, until March 2012, the chief executive officer, of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as chairman of the board New York REIT, Inc. (f/k/a American Realty Capital New York Recovery REIT, Inc.) (“NYRT”) and the chief executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of advisor of the Phillips Edison — ARC Shopping Center REIT Inc. (“PE-ARC”) since its formation in December 2009. Mr. Schorsch has been the chairman of American Realty Capital — Retail Centers of America, Inc. (“ARC RCA”) and the chief executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the chairman and the chief executive officer of American Realty Capital Healthcare Trust, Inc. (“ARC HT”) and an executive officer of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America (“BDCA”), since its formation in May 2010. Mr. Schorsch has been the chairman of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”), and chief executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch also has been the chairman of American Realty Capital Properties, Inc. (“ARCP”), and chief executive officer of ARCP and the ARCP manager since their formation December 2010 and November 2010, respectively. Mr. Schorsch served as chairman of American Realty Capital Trust III, Inc. (“ARCT III”) and chief executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has been the chairman of American Realty Capital Global Trust, Inc. (“ARC Global”) and chief executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch also served as the chief executive officer and chairman of the board of directors of American Realty Capital Trust IV, Inc. (“ARCT IV”) since its formation February 2012 and as the chief executive officer of the ARCT IV advisor and the ARCT IV property manager since their formations in February 2012, in each case until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Schorsch also has served as the chairman of the board of directors of American Realty Capital Healthcare Trust II, Inc. (“ARC HT II”) since its formation in October 2012. Mr. Schorsch has served as the chairman of the board of directors of ARC Realty Finance Trust, Inc. (“ARC RFT”), and chief executive officer of ARC RFT and the ARC RFT advisor since their formation in November 2012. Mr. Schorsch has served as chief executive officer and chairman of the board of directors of American Realty Capital Trust V, Inc. (“ARCT V”) since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as chief executive officer of the Phillips Edison — ARC Grocery Center REIT II, Inc. (“PE-ARC II”) advisor since July 2013. Mr. Schorsch has also served as the chairman of the board of directors of American Realty Capital Hospitality Trust, Inc. (“ARC HOST”) since its formation in July 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Schorsch has also served as chairman of the board of directors of American Realty Capital New York City REIT, Inc. (“ARC NYCR”) since its formation in December 2013 and as chief executive officer of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since their respective formations in December 2013. From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust (“AFRT”) from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the New York Stock Exchange (“NYSE”) within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group (“AFRG”), and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5.0 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of NYRT, ARC RCA, ARC DNAV, ARC HT, ARCP, ARC Global, ARC RFT and ARCT V, his current experience as chairman of ARC HT II, ARC HOST and ARC NYCR, his previous experience as president, chief executive officer and vice chairman of AFRT and chairman and chief executive officer of ARCT, ARCT III and ARCT IV, and his significant real estate acquisition and credit underwriting experience, make him well qualified to serve as executive chairman of our Board of Directors.

William M. Kahane has served as chief executive officer and a director of our company since February 2013. Mr. Kahane has also served as co-chief executive officer of RCS Capital Management since April 2013. Mr. Kahane has been active in the structuring and financial management of commercial real estate investments for over 35 years. In 2007, Mr. Kahane founded American Realty Capital with Nicholas S. Schorsch, the executive chairman of our Board of Directors, to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and liquidation phases of their offerings. Mr. Kahane served as an executive officer and director ARCT, and an executive officer of the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010. He also had served as an executive officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, until March 2012. Mr. Kahane also has been a director of PE-ARC and the president, chief operating officer and treasurer of the PE-ARC advisor since their formation in December 2009. Mr. Kahane has served as a director of ARC NYCR since its formation in December 2013. Mr. Kahane has served as a director of NYRT since its formation in October 2009 and had served as an executive officer of NYRT from October 2009 until March 2012 and as an executive officer of the NYRT advisor and property manager from their formation in November 2009 until March 2012. Mr. Kahane served as a director of ARC DNAV and an executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane has served as a director of ARC HT since its formation in August 2010 and as president and chief operating officer of ARC HT, the ARC HT advisor and the ARC HT property manager from August 2010 until March 2012. Mr. Kahane has served as a director of ARC HT II since March 2013. Mr. Kahane served as a director and executive officer of ARCP and as an executive officer of the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane served as an executive officer and director of ARCP and the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane was reappointed as a director of ARCP in February 2013. Mr. Kahane has served as a director of PE-ARC II since August 2013. Mr. Kahane has served as chief executive officer and president of ARC HOST since August 2013 and as director of ARC HOST since January 2014. Mr. Kahane has also served as co-chief executive officer of the ARC HOST advisor, as chief executive officer of the ARC HOST property manager and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Kahane also has been an interested director of BDCA, since its formation in May 2010 and, until March 2012, was the president of BDCA. Mr. Kahane also served as president and chief operating officer of the BDCA advisor from its formation in June 2010 until March 2012. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3.0 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC (“GF Capital”), a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as a director of ARCP, ARC RCA, BDCA, NYRT, ARC HT, PE-ARC, ARC NYCR and ARC HT II, his prior experience as an executive officer and director of ARC DNAV, ARCT III and ARCT, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate, make him well qualified to serve as a member of our Board of Directors.

Edward M. Weil, Jr. has served as president, treasurer, secretary and a director of our company since February 2013. Mr. Weil has also served as president, treasurer and secretary of RCS Capital Management since April 2013. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. He has served as the executive vice president and secretary of the PE-ARC advisor since its formation in December 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Weil has served as the executive president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has served as treasurer and secretary of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since April 2014 and previously served as chief operating officer of ARC NYCR, the ARC NYCR advisor and the ARC NYCR property manager since their respective formations in December 2013. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARCP since its formation in December 2010 and has served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has been a director and an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Weil was appointed as a director of ARCT IV in January 2013. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer and secretary of the PE-ARC II advisor since July 2013. Mr. Weil has served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses. We believe that Mr. Weil’s current experience as an executive officer and/or director as applicable of NYRT, ARC RCA, ARC HT, ARCP, ARC Global, ARCT IV, ARC HT II and ARC NYCR, his previous experience as senior vice president at AFRT and his real estate experience, make him well qualified to serve on our Board of Directors.

Peter M. Budko has served as chief investment officer and a director of our company since February 2013. Mr. Budko has also served as chief investment officer of RCS Capital Management since April 2013. Mr. Budko served as executive vice president and chief investment officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Budko has also served as executive vice president and chief operating officer of NYRT since its formation in October 2009, and the NYRT property manager and the NYRT advisor since their formation in November 2009. Mr. Budko has served as executive vice president and chief investment officer of the PE-ARC advisor since its formation in December 2009. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Budko has served as executive vice president and, until February 2011, as chief investment officer, of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Budko served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Budko has served as an executive officer of BDCA and the BDCA advisor since their formation in May 2010 and June 2010, respectively. Mr. Budko has served as executive vice president and chief investment officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Budko also has been executive vice president and chief investment officer of ARCP and the ARCP manager since their formation in December 2010 and November 2010, respectively. Mr. Budko also has been an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Budko served as executive vice president and chief investment officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Budko has served as the executive vice president of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Budko has served as the executive vice president of ARC RFT and the ARC RFT advisor since their formation in November 2012 and as president of ARC RFT and the ARC RFT advisor since January 2013. Mr. Budko was appointed as a director of ARC RFT in January 2013. Mr. Budko has served as chief investment officer and executive vice president of the PE-ARC II advisor since its formation in July 2013. From January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997 to 2006. The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 to 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in physics from the University of North Carolina. We believe that Mr. Budko’s current experience as an executive officer of NYRT, ARC RCA, ARC DNAV, ARCP, ARC Global, ARCT V and BDCA, as a director of ARC RFT, his prior experience as an executive officer of ARCT, ARCT III, ARCT IV, NYRT, ARC HT, ARC HT II and at Wachovia Capital Markets and Nations Bank and his over 20 years of experience in debt and lending, make him well qualified to serve as a member of our Board of Directors.

Brian D. Jones has been the chief financial officer and assistant secretary of the Company and the Company’s manager since December 2013. Mr. Jones has served as head of the investment banking division of Realty Capital Securities, LLC (“Realty Capital Securities”), one of our operating subsidiaries, since February 2013. Mr. Jones served as chief operating officer of ARCP from February 2013 until November 2013. Mr. Jones served as chief financial officer and treasurer of ARCT from its internalization in March 2012 until the close of its merger with Realty Income Corporation in January 2013. Prior to ARCT’s internalization, Mr. Jones served as senior vice president, managing director and head of investment banking at Realty Capital Securities and ARC Advisory Services, LLC (“ARC”) from September 2010 through February 2012. Prior to joining Realty Capital Securities and ARC, Mr. Jones was a director in the real estate investment banking group at Robert W. Baird & Co. from February 2008 through August 2010. From January 2005 through November 2007, Mr. Jones was an executive director in the real estate investment banking group at Morgan Stanley & Co. Prior to that, Mr. Jones worked in the real estate investment banking group at RBC Capital Markets from February 2004 through February 2005. From October 1997 through February 2001, Mr. Jones worked in the real estate investment banking group at PaineWebber. He also founded in February 2001 and operated through February 2004 an independent financial consulting firm focused on strategic advisory and private capital raising for real estate investment firms. From September 1990 to October 1997, Mr. Jones worked in the real estate tax advisory group at Coopers & Lybrand, LLP, where he was a manager focused on REIT and partnership tax structuring. He has more than 17 years of experience advising public and private real estate companies and executing a broad range of complex strategic and capital markets transactions, including approximately $9.0 billion of capital markets transactions, $10.0 billion of real estate acquisitions and dispositions and $35.0 billion of corporate mergers and acquisitions. Mr. Jones is a member of CSCPA, ULI and NAREIT. Mr. Jones also has Series 7, 24 and 63 licenses. Mr. Jones received a B.S. with honors in Agricultural and Managerial Economics from the University of California at Davis and an M.S. in Taxation from Golden State University.

Brian L. Nygaard was appointed as our chief operating officer on April 29, 2014. Over the last 25 years, Mr. Nygaard has held leadership positions at several companies. From 2010 to 2014, he served as the Principle for Atticus Advisers, a retail financial services industry profitability-development firm. From 2006 through 2010, Mr. Nygaard served as the Managing Director for Pershing, LLC, a division of BNY Mellon Corporation, a leading provider of technology and platform solutions in the financial services industry. From 2002 through 2005, Mr. Nygaard held an executive leadership position at H&R Block Financial Advisors, the retail investment arm of the US tax-preparer. From 2000 through 2001, Mr. Nygaard held leadership positions at ING Advisors Network, the investment distribution unit of ING USA. From 1988 through 1998, Mr. Nygaard served in various leadership positions for Principal Financial Group, a leading insurance/qualified plan provider and global investment manager. Mr. Nygaard holds CPA and CFP designations and holds a FINRA Series 7 license. Mr. Nygaard received a Bachelors Degree in Accounting from Drake University, magna cum laude.

Brian S. Block has served as a director of our company since February 2013. Mr. Block also served as chief financial officer and assistant secretary of our company from February 2013 until December 2013. Mr. Block has served as executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Block served as executive vice president and chief financial officer of NYRT, the NYRT property manager and the NYRT advisor from their formation in October 2009 until December 2013. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC advisor since its formation in December 2009. Mr. Block has served as executive vice president and chief financial officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, in each case, through December 2013. Mr. Block served as executive vice president and chief financial officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their formation in August 2010 until December 2013. Mr. Block served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Block served as chief financial officer and treasurer of BDCA from its formation in May 2010 until February 2013, and served as chief financial officer of the BDCA advisor from its formation in June 2010 until February 2013. Mr. Block served as executive vice president and chief financial officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until January 2014. Mr. Block also has been executive vice president and chief financial officer of ARCP and the ARCP advisor since their formation December 2010 and November 2010, respectively. Mr. Block also served as executive vice president and chief financial officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively, in each case, through December 2013. Mr. Block has served as the executive vice president and chief financial officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Block served as the executive vice president and chief financial officer of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Block served as executive vice president and chief financial officer of ARCT V, the ARCT V advisor and the ARCT V property manager from their formation in January 2013 until January 2014. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC II advisor since August 2013. Mr. Block has served as a director of the ARC HOST sub-property manager since August 2013. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University. We believe that Mr. Block’s current experience as an executive officer of ARCP and his previous experience NYRT, ARC RCA, ARC HT, ARC DNAV, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT and ARCT V as an executive officer at AFRT and his experience in financial reporting, make him well qualified to serve as a member of our Board of Directors.

Mark Auerbach has served as an independent director since May 2013 and as a lead independent director since February 2014. Over the last 18 years, Mr. Auerbach had served as directors for several companies. He currently serves as a director in Ventrus Bioscience, Inc., a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders, specifically, hemorrhoids, anal fissures and fecal incontinence. From January 2006 through March 2010, Mr. Auerbach served as the Chairman of the Board of Directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company which specialized in brain degenerative diseases. From June 2007 through August 2009, he served as director of Collexis, a company which develops knowledge management and discovery software. From July 2007 through February 2009, Mr. Auerbach also served as director for RxElite Holdings, Inc., a company which develops, manufactures and markets generic prescription drug products in specialty generic markets. From September 2003 through October 2006, Mr. Auerbach served as Executive Chairman of the Board of Directors for Par Pharmaceutical Companies, Inc., principally a manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc. From 1993 to 2005, Mr. Auerbach served as Chief Financial Officer of Central Lewmar LLP, a national fine paper distributor. Mr. Auerbach received a B.S. degree from Rider University. We believe Mr. Auerbach’s previous experience as a member of the board of directors of Optimer Pharmaceuticals, Neuro-Hitech, Inc., Collexis, RxElite Holdings, Inc., and Par Pharmaceutical, Inc., his current experience as a member of the board of directors of Ventrus Bioscience, Inc. and his previous experience as an officer of Central Lewmar LLP make him well qualified to serve on our Board of Directors.

Jeffrey J. Brown has served as an independent director since February 10, 2014. Mr. Brown was appointed pursuant to an agreement we entered into with Luxor Capital Group LP (“Luxor”) in connection with our entry into a merger agreement (the “Cetera Merger Agreement”) on January 16, 2014 with Cetera Financial Holdings, Inc. (“Cetera”) and the other parties thereto to acquire Cetera pursuant to a merger transaction (the “Cetera Acquisition”) as a condition to Luxor’s agreement to provide us with certain financings we used to complete the Cetera Acquisition on April 29, 2014. Mr. Brown will be subject to removal if Luxor does not purchase a minimum amount of certain securities of ours, as contemplated by the Luxor Commitment, or if the Luxor Commitment is terminated for another reason, such as our failure to consummate the Cetera Acquisition. See “Relationships and Related Parties — The Luxor Commitment.” Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC, or BEP, which provides capital to management teams and companies needing equity of $3.0 million to $20.0 million. Prior to founding BEP in January 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown (“FBB”), from 1993 to January 2007. In March 2005, SBIC Partners II, L.P., an investment vehicle formed by FBB and licensed through the Small Business Administration (the “SBA”), voluntarily agreed to enter into receivership after failing to meet various SBA capital requirements. Prior to founding FBB, Mr. Brown served as a Senior Vice President of Bank America Venture Capital Group from 1990 to 1993 and as a Senior Vice President of Security Pacific Capital Corporation from 1987 to 1990. Mr. Brown also worked at the preferred stock desk of Morgan Stanley & Co. (NYSE: MS) in 1986 and as a software engineer at Hughes Aircraft Company from 1983 to 1985. In his 27 years of venture capital and private equity experience, Mr. Brown has served on the board of directors of approximately 40 public and private companies, including as the chairman of 10 such boards, and has served as the chair of audit, compensation, finance and other special board committees of such boards. Since September 2012, Mr. Brown has served on the board of directors of Nordion Inc. (NYSE: NDZ) where he is a member of each of the EHS/Governance and Finance/Audit Committees. From September 2009 until resigning in October 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc. Mr. Brown received a Bachelor of Science in Mathematics, Summa Cum Laude, from Willamette University and a Master of Business Administration from the Stanford University Graduate School of Business. Mr. Brown’s extensive public and private company board experience and investment and transaction experience make him well qualified to serve on the our Board of Directors.

C. Thomas McMillen has served as an independent director since May 2013. Mr. McMillen has served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board since August 30, 2005 and since July 2011 has served as its President. Since April 2011, Mr. McMillen has served as Chairman of the National Foundation on Fitness, Sports and Nutrition. From April 2007, he has served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation, (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK) and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court in Wilmington, Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar. We believe Mr. McMillen’s previous experience as a member of the board of directors of Timios National Corporation, the University of Maryland System, Dominion Funds, Inc., Ultimate Escapes, Inc., his previous experience as an officer of Fortress International Group and Timios National Corporation and his expertise in United States public policy and politics make him well qualified to serve on our Board of Directors.

Howell D. Wood has served as an independent director since December 2013. Mr. Wood served as chairman of the board of directors and chief executive officer of Wood Logan Associates from its formation in August 1986 until June 1999, when Wood Logan Associates was acquired by The Manufacturers Life Insurance Company. From July 1999 to December 2011, Mr. Wood continued as chairman of the Wood Logan Associates division of The Manufacturers Life Insurance Company and held a variety of senior management and leadership positions with that company. From 1982 until June 1986, Mr. Wood served as chief executive officer of Integrated Capital Services, a subsidiary of Integrated Resources Inc. Prior to joining Integrated Resources Inc., Mr. Wood served as national sales manager at Massachusetts Financial Services Company and Drexel Burnham Lambert. The Company believes that Mr. Wood’s previous experience as a founder, chairman of the board of directors and chief executive officer of Wood Logan Associates and his extensive background in the finance and investment management industry make him well qualified to serve as a member of our Board of Directors.

There are no family relationships among any of our directors or executive officers. The executive officers and directors named above may act as authorized officers of the company when so deemed by resolutions of the company. The only functions that our independent directors perform apart from the functions they serve in their capacity as members of the board as a whole is in their capacity as members of the Audit Committee (other than Mr. Brown, who is not a member of the Audit Committee), as further described below.

Board Composition

Our business is managed by RCS Capital Management, subject to the supervision and oversight of our Board of Directors. Our Board of Directors includes four independent directors and has a fiduciary responsibility to all our stockholders to set policy and oversee our company. Our Board of Directors is comprised of the following nine directors: Messrs. Schorsch, Kahane, Weil, Budko, Block, Auerbach, Brown, McMillen and Wood. We have determined that Messrs. Auerbach, McMillen, Brown, and Wood are independent directors within the meaning of the applicable rules of the SEC and NYSE, and that Mr. Auerbach is an audit committee financial expert within the meaning of the applicable rules of the SEC and possesses financial sophistication as defined under the rules of NYSE. Our Certificate provides that our Board of Directors will consist of no fewer than three nor more than ten persons. The exact number of members on our Board of Directors is determined from time to time by resolution of a majority of our full Board of Directors.

Controlled Company

Because RCAP Holdings controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NYSE. Therefore, we are not required to have a majority of our Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our Board of Directors has determined not to have an independent nominating function and to have the full Board of Directors be directly responsible for compensation matters and for nominating members of our board. Additionally, pursuant to our Certificate, so long as the outstanding shares of our Class B Common Stock represent a majority of the combined voting power of our common stock, RCAP Holdings will be able to effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company. In addition, RCAP Holdings will have the ability to take stockholder action without the vote of any other stockholder.

Executive Committee

On September 30, 2013, we established an Executive Committee of our Board of Directors. The Executive Committee has and may exercise all the powers and authority of our Board of Directors in the management of the business and affairs of our company, except to the extent limited by law, by the rules of the NYSE or by our Certificate or By-laws, in each case as in effect from time to time.

Messrs. Schorsch, Kahane, Weil, Budko and Block currently serve on the Executive Committee.

Audit Committee

Our Audit Committee assists our Board of Directors in its oversight of our internal audit function, the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities include, among others:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•	appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

Messrs. Auerbach, McMillen and Wood currently serve on the Audit Committee and Mr. Auerbach serves as its chair. Messrs. Auerbach, McMillen and Wood are independent under Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

During 2013, our Audit Committee held three meetings and acted by written consent two times. Our Audit Committee operates under a written charter. A copy of the charter is available under the Investor Relations — Corporate Information — Governance Documents section of our website, www.rcscapital.com.

Compensation Committee Interlocks and Insider Participation

During 2013, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving on our Board.

Board Meetings

During 2013, the Board held 16 meetings and acted by written consent nine times, including action by written consent two time by an executive committee of the Board. Each director attended at least 75% of all Board of Directors and applicable committee meetings. We encourage our directors to attend our annual meetings of stockholders. Because we did not hold an annual meeting in 2013, we are unable to provide the number of directors who attended the 2013 annual meeting.

Board Leadership Structure

The Board believes that its leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate at this time in light of the Company’s business and operating environment. Nicholas S. Schorsch serves as our Executive Chairman of the Board, and William M. Kahane serves as our Chief Executive Officer. The Board of Directors may modify this structure to best address the Company’s circumstances for the benefit of its stockholders when appropriate.

Additionally, Mark Auerbach serves as the lead independent director of the Company. The Board of Directors has appointed a lead independent director to provide an additional measure of balance, ensure the Board’s independence, and enhance the Board’s ability to fulfill its management oversight responsibilities.

The lead independent director chairs meetings or executive sessions of the independent directors, reviews and comments on Board of Directors’ meeting agendas, represents the views of the independent directors to management, facilitates communication among the independent directors and between management and the independent directors, acts as a liaison with service providers, officers, attorneys and other directors generally between meetings, serves as a representative and speaks on behalf of the Company at external seminars, conferences, in the media and otherwise, and otherwise assumes such responsibilities as may be assigned to him by the Board. Consistent with current practices, the Company compensates Mr. Auerbach for acting as lead independent director.

Board’s Role in Risk Oversight

The Board of Directors has an active role in overseeing the management of risks applicable to the Company. The entire Board is actively involved in overseeing risk management for the Company through its approval of all company acquisitions, incurrence and assumptions of debt and its oversight of the Company’s executive officers and RCS Capital Management, managing risks associated with independence of the members of the Board, and reviewing and approving all transactions with affiliated parties and resolving other conflicts of interest between the Company and its subsidiaries, on the one hand, and American Realty Capital, any director, the RCS Capital Management or their respective affiliates, on the other hand. Our Audit Committee oversees management of accounting, financial, legal and regulatory risks.

Independent Director Compensation

Independent directors are directors who are not our employees or employees of RCAP Holdings. Each independent director receives the following compensation for service on our Board of Directors and, if applicable, our Audit Committee:

•	an annual cash retainer fee of $42,500;
•	annual equity grant of shares of restricted stock with a fixed dollar amount of $42,500 (which vests ratably over a three-year period);
•	meeting fees of $1,500 for each meeting attended in person and $500 for each electronic vote or telephonic meeting (if there is a meeting of the board and one or more committee meetings in a single day, their fees are limited to $2,000 per day);
•	conference/seminar fees of $2,500 per half day (up to four hours) or $5,000 per full day (more than four hours); and
•	an additional cash retainer fee of $12,000 for the lead independent director (who may elect to receive up to 100% in the restricted stock, which would vest over a three-year period).

Retainers were paid upon the closing of our initial public offering and will be paid immediately following each regularly scheduled annual stockholder meeting. If a director joins our Board of Directors at any time other than the annual stockholder meeting, the retainers will be prorated and paid at the time of such director joining our Board of Directors. The directors have the right to elect to receive a portion of their annual cash retainer in stock prior to the year of service in accordance with restrictions as may be required by law.

All directors are reimbursed for reasonable expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging. We may consider also paying per-meeting fees.

The following table sets forth information regarding compensation of our directors for the fiscal year ended December 31, 2013:

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Nicholas S. Schorsch(2)	$—	$—	$—	$—	$—	$—	$—
Edward M. Weil, Jr.(2)	—	—	—	—	—	—	—
William M. Kahane(2)	—	—	—	—	—	—	—
Peter M. Budko(2)	—	—	—	—	—	—	—
Brian S. Block(2)	—	—	—	—	—	—	—
Mark Auerbach	35,000						35,000
Jeffrey J. Brown(3)	—	—	—	—	—	—	—
C. Thomas McMillen	30,000	—	—	—	—	—	30,000
Howell D. Wood(4)	30,000	—	—	—	—	—	30,000

(1)	We commenced payment of cash fees to our independent directors upon the closing of our initial public offering on June 10, 2013.
(2)	Messrs. Schorsch, Weil, Kahane, Budko and Block are not independent directors. Only independent directors receive compensation for service on our Board of Directors.
(3)	Mr. Brown was appointed as an independent director effective February 10, 2014.
(4)	Mr. Wood was appointed as an independent director effective December 11, 2013.

Executive Compensation

The services agreement provides that RCS Capital Management will provide us (but not our operating subsidiaries or RCS Capital Holdings, LLC (“RCS Holdings”) with a management team, including a chief executive officer and president or similar positions. Because we do not employ any of our executive officers, except as set forth below, none of our executive officers receives any fees or compensation from us. Instead, we pay RCS Capital Management the quarterly and incentive fees described in “ — Services Agreement” and the performance-based awards described in “ — 2013 Manager Multi-Year Outperformance Agreement.”

Our “operating subsidiaries” currently consist of Realty Capital Securities, RCS Advisory Services, LLC (“RCS Advisory”) American National Stock Transfer, LLC (“ANST”), SK Research, LLC and Cetera, and any of which we may refer to as an “operating subsidiary.”

RCS Holdings is an intermediate holding company formed by us in February 2014 to own our operating subsidiaries.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013, we have incurred expenses of approximately $6.3 million to RCS Capital Management under the services agreement on account of the quarterly fee and the incentive fee. During the same period, no performance-based awards described in “ — 2013 Manager Multi-Year Outperformance Agreement” were earned or vested.

In their capacities as executive officers, each executive officer devotes such portion of his time to our affairs as is necessary to enable us to operate our business.

Edward M. Weil, Jr., our president, secretary and treasurer and Brian D. Jones, our chief financial officer, have received compensation from Realty Capital Securities during the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013 earned $989,458 in the form of a stated commission rate calculated as a fixed percentage of sales of all products distributed by our operating subsidiary, Realty Capital Securities, at the end of the year ended December 31, 2013. This compensation covers the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013. This arrangement was in effect prior to our initial public offering. Mr. Jones was appointed as our chief financial officer in December 2013, at which time he continued to earn the salary payable to him as the head of the investment banking division of Realty Capital Securities.

Services Agreement

Upon completion of our initial public offering, we, together with Realty Capital Securities, RCS Advisory and ANST, entered into a management agreement with RCS Capital Management, which was amended and re-stated on February 11, 2014 to, among other things, add RCS Holdings as a party thereto in lieu of Realty Capital Securities, RCS Advisory and ANST and change in title from a management agreement to a services agreement. Pursuant to the services agreement, RCS Capital Management provides strategic planning and consulting services to assist us, RCS Holdings, and our operating subsidiaries, in implementing our business strategy, as well as the business strategy of RCS Holdings and our operating subsidiaries, subject to oversight, directly or indirectly, by our Board of Directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not RCS Holdings or our operating subsidiaries) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our Board of Directors.

Liability and Indemnification

Pursuant to the services agreement, RCS Capital Management assumes no responsibility other than to render the services called for thereunder and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. RCS Capital Management maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the services agreement, RCS Capital Management, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the services agreement, except because of acts or omissions constituting bad faith, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify RCS Capital Management, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of RCS Capital Management not constituting bad faith, willful misconduct or gross negligence. RCS Capital Management has agreed to indemnify us, our directors, officers, stockholders and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of RCS Capital Management constituting bad faith, willful misconduct or gross negligence or any claims by RCS Capital Management’s personnel relating to the terms and conditions of their employment by RCS Capital Management. RCS Capital Management carries errors and omissions and other customary insurance.

Management Team

Pursuant to the terms of the services agreement, RCS Capital Management is required to provides us (but not our operating subsidiaries or RCS Holdings) with our management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, to provide the management services to be provided by RCS Capital Management to us.

None of the officers or employees of RCS Capital Management is dedicated exclusively to us. Members of our management team are required to devote such time as is necessary and appropriate commensurate with the level of our activity.

RCS Capital Management is required to refrain from any action that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or by-laws. If RCS Capital Management is ordered to take any action by our Board of Directors, RCS Capital Management will promptly notify the board of directors if it is RCS Capital Management’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or by-laws. RCS Capital Management, its directors, members, officers, stockholders, managers, personnel and employees and any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management will not be liable to us, our Board of Directors or our stockholders, partners or members, for any act or omission by RCS Capital Management, its directors, officers, stockholders or employees except as provided in the services agreement.

Term and Termination

The services agreement may be amended or modified by agreement in writing between us, RCS Holdings and RCS Capital Management. The initial term of the services agreement expires on June 10, 2033. The services agreement will be deemed renewed automatically for successive five-year periods following the initial term. During the initial term, we, together with RCS Holdings, may terminate the services agreement only for cause. Cause is defined in the services agreement as:

•	RCS Capital Management’s continued breach of any material provision of the services agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if RCS Capital Management has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of RCS Capital Management, including an order for relief in an involuntary bankruptcy case or RCS Capital Management authorizing or filing a voluntary bankruptcy petition;
•	any change of control of RCS Capital Management which a majority of our independent directors determines is materially detrimental to us;
•	RCS Capital Management’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of RCS Capital Management or one of its affiliates and RCS Capital Management takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of RCS Capital Management’s knowledge of its commission, the services agreement shall not be terminable; and
•	the dissolution of RCS Capital Management.

Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with RCS Holdings, may terminate the services agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide RCS Capital Management with 180 days’ prior notice of such a termination. RCS Capital Management may also decline to renew the services agreement at will by providing us with 180 days’ written notice.

Assignment

RCS Capital Management may assign the agreement in its entirety to any of its affiliates or delegate certain of its duties under the services agreement to any of its affiliates without the approval of our independent directors. Otherwise, an assignment by RCS Capital Management will require the approval of our independent directors.

We may not assign our rights or responsibilities under the services agreement without the prior written consent of RCS Capital Management, except in the case of assignment to another organization which is our successor, in which case such successor organization will be bound under the services agreement and by the terms of such assignment in the same manner as we are bound under the services agreement.

Quarterly and Incentive Fees

We and RCS Holdings pay RCS Capital Management a quarterly fee in an aggregate amount equal to 10% of our GAAP pre-tax income (if such amount is a positive number), calculated and payable quarterly in arrears, subject to our GAAP pre-tax income being positive for the current and preceding three calendar quarters.

In addition, we and RCS Holdings pay RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on our earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of our common stock of all of our cash and non-cash issuances of common stock from and after June 5, 2013 multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A Common Stock and any other shares of Class A Common Stock underlying awards granted under our Equity Plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless our cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as the after-tax GAAP net income (loss) of RCS Capital Corporation, before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss). The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and our independent directors and after approval by a majority of our independent directors.

Quarterly fees were $0.7 million, $1.3 million and $4.0 million for the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013 and the quarter ended December 31, 2013, respectively. Incentive fees were $0.02 million, $0.1 million and $0.2 million for the period from the closing of our initial public offering on June 10, 2013 to June 30, 2013, the quarter ended September 30, 2013 and the quarter ended December 31, 2013, respectively.

RCS Capital Management uses the proceeds from its quarterly fee and incentive fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

The quarterly fee and incentive fee of RCS Capital Management with respect to any quarter must be calculated promptly after we file a Quarterly Report on Form 10-Q with the SEC with respect to such quarter, and such calculation must be promptly delivered to us. We and RCS Holdings pay the quarterly fee and incentive fee in cash within ten business days after delivery of the written statement of RCS Capital Management setting forth the computation of the quarterly fee and incentive fee for such month.

2013 Manager Multi-Year Outperformance Agreement

We entered into the 2013 Manager Multi-Year Outperformance Agreement (the “OPP”) with RCS Capital Management in connection with our initial public offering, and it was amended and restated in connection with a series of transactions that were effected on February 11, 2014 as part of our overall plan of growth of our business and to simplify our capital structure (the “Exchange Transactions”). The OPP provided for a performance-based bonus award to RCS Capital Management intended to further align RCS Capital Management’s interests with those of our company and its stockholders.

Under the OPP, RCS Capital Management was issued LTIP Units with a maximum award value equal to approximately 5% of our initial market capitalization, which we refer to as the OPP Cap. LTIP Units originally represented units of equity ownership in each of Realty Capital Securities, RCS Advisory and ANST and were structured as profits interests therein. In connection with the Exchange Transactions, RCS Capital Management contributed all its LTIP Units to RCS Holdings in exchange for 1,325,000 LTIP Units in RCS Holdings that are structured as profits interests in RCS Holdings. Subject to the OPP Cap, RCS Capital Management was eligible to earn a number of LTIP Units under the OPP determined based on our achievement of total return to stockholders, which we refer to as Total Return, and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, or the Peer Group, as set forth below, for the three-year performance period that commenced on June 4, 2013, referred to as the Commencement Date, which period we refer to as the Three-Year Period, with valuation dates on which a portion of the LTIP Units up to a specified amount of the OPP Cap could be earned on the last day of each 12-month period during the Three-Year Period, which we refer to as the One-Year Periods, and the initial 24-month period of the Three-Year Period, which we refer to as the Two-Year Period, as follows:

	Each One-Year Period	Two-Year Period	Three-Year Period
4% of any excess Total Return attained by our company above the median Total Return for the performance period of the Peer Group*, or Excess Performance Award, for the measurement periods described above, subject to a ratable sliding scale factor as follows based on achievement of cumulative Total Return measured from the beginning of such period:
100% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is at least:	6%	12%	18%
50% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is less than the respective percentage set forth on the line above but at least:	0%	0%	0%
0% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is less than:	0%	0%	0%
a percentage from 50% to 100% of the Excess Performance Award calculated by linear interpolation will be earned if the increase in Total Return achieved by our company is between:	0% – 6%	0% – 12%	0% – 18%

The Peer Group was composed of the following companies, each of which is a financial services provider that currently participates in the public capital markets, has a business profile that we believe is analogous to ours, and that we believe is similar in size and scope to RCS Capital Corporation: The Charles Schwab Corporation, Cowen Group, Inc., E*Trade Financial Corporation, FBR & Co., Gain Capital Holdings, Inc., Gleacher & Company, Greenhill & Co. Companies, JMP Group Inc., Lazard Ltd., LPL Financial Holdings Inc., Oppenheimer Holdings Inc., Piper Jaffray Companies, Raymond James Financial, Inc. and TD Ameritrade Holding Corporation.

The potential outperformance award was to be calculated at the end of each One-Year Period, the Two-Year Period and the Three-Year Period. The award earned for the Three-Year Period was to be based on the formula in the table above less any awards earned for the Two-Year Period and One-Year Periods, but not less than zero; the award earned for the Two-Year Period was to be based on the formula in the table above less any award earned for the first and second One-Year Period, but not less than zero.

During the year ended December 31, 2013, no LTIP Units were earned or vested.

In connection with the closing of the Cetera Acquisition and the acquisition by Luxor of an interest in RCS Capital Management, we, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of any compensation. The Board determined that as of such valuation date 310,947 LTIP Units were earned (the “Earned LTIP Units”) and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP.

In connection with the amendment of the OPP, we also entered into an agreement with RCS Capital Management and the members of RCS Capital Management pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed, transferred and assigned all of the Earned LTIP Units to its members pro rata in accordance with their respective percentage interests in RCS Capital Management as of immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, each of whom then became a member of RCS Holdings as well as a party to the Limited Liability Company Agreement of RCS Holdings. Following such distribution RCS Capital Management ceased to be a member of RCS Holdings. See “Relationships and Related Party Transactions — The Cetera Financings — Other Agreements with Luxor — RCS Capital Management interest.” We may grant new LTIP Units in RCS Holdings to RCS Capital Management in the future.

Subject to RCS Capital Management’s continued service through each vesting date, one-third of any Earned LTIP Units will vest on each of the third, fourth and fifth anniversaries of the Commencement Date. Until such time as the LTIP Units were fully earned in accordance with the provisions of the OPP, the LTIP Units were entitled to distributions equal to 10% of the distributions on the Class A Units of RCS Holdings. The Earned LTIP Units were entitled to a catch-up distribution equal to approximately $660,000 as a result of being earned and are entitled to their proportionate share (currently less than 2%) of all distributions made on outstanding units of RCS Holdings from and after April 28, 2014. At the time RCS Capital Management’s capital account with respect to the Earned LTIP Units is economically equivalent to the average capital account balance of the Class A Units and the Class C Units of RCS Holdings, and have been vested for 30 days, the Earned LTIP Units will automatically convert into Class C Units of RCS Holdings on a one-to-one basis. See “Relationships and Related Party Transactions — Limited Liability Company Agreements of RCS Holdings.”

The OPP provides for early calculation of the Earned LTIP Units and for their accelerated vesting in the event RCS Capital Management is terminated or in the event we incur a change in control, in either case prior to the end of the Three-Year Period. The OPP also provides for accelerated vesting of the Earned LTIP Units in the event RCS Capital Management is terminated or in the event of a change in our control on or following the end of the Three-Year Period.

Equity Plan

The RCS Capital Corporation Equity Plan (the “Equity Plan”) provides for the grant of stock options, stock appreciation rights, restricted shares of Class A Common Stock, restricted stock units, dividend equivalent rights and other stock-based awards (which may include grants of shares of Class A common stock in payment of the amounts due under a plan or arrangement sponsored or maintained by us or an affiliate, including the OPP) to individuals who are, as of the date of grant, non-executive directors, officers and other employees of the Company or our affiliates, to certain advisors or consultants of the Company or any of our affiliates who are providing services to us or the affiliate, or, subject the services agreement remaining in effect on the date of grant, to RCS Capital Management and individuals who are, as of the date of grant, are employees, officers or directors of RCS Capital Management or one of its affiliates. The maximum number of shares of Class A Common Stock that may be granted pursuant to awards under the Equity Plan is a number of shares of Class A Common Stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A Common Stock (on a fully diluted basis) at any time following such increase (subject to the registration of the increased number of available shares). As of December 31, 2013, no awards had been made under the Equity Plan. Following the Exchange Transactions and the filing of a registration statement on Form S-8 with respect to the Equity Plan on February 19, 2014, 2,649,999 shares of Class A Common Stock may be granted pursuant to awards under the Equity Plan. As of April 21, 2014, our Board of Directors has authorized our management to issue up to 1,823,000 restricted shares of Class A Common Stock pursuant to the Equity Plan of which 1,817,238 restricted shares have been issued as awards. If any vested awards under the Equity Plan are paid or otherwise settled without the issuance of shares of Class A Common Stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Equity Plan. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of shares of Class A Common Stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Equity Plan. Shares of Class A Common Stock issued under the Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. If our Board of Directors determines that any dividend or other distribution (whether in the form of cash, shares of Class A Common Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Class A Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then our Board of Directors will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of Class A Common Stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of Class A Common Stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, our Board of Directors may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of Class A Common Stock). Awards under the Equity Plan are intended to either be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986 (the “Code”).

Unless otherwise determined by our Board of Directors and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved; provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

If a participant in the Equity Plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the Equity Plan), we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant will be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

2014 Stock Purchase Program

We have adopted the 2014 Stock Purchase Program (the “Stock Purchase Program”), which has not yet become effective. Under the Stock Purchase Program, select employees, financial advisors and executive officers, whom we refer to as eligible individuals, of our company and its affiliates and of subsidiaries that will be part of our independent retail advice platform (a complementary business we intend to engage in following the completion of certain pending acquisitions by us of companies, including Cetera, that are engaged in the independent retail advice business) will have the opportunity to elect to purchase shares of Class A Common Stock and will automatically be granted one warrant to purchase one share of Class A Common Stock for each three shares purchased. These elections may be made with respect to a purchase date under the Stock Purchase Program, which will be June 30, September 30, and December 31 of 2014. Notwithstanding any election, all purchases are subject to the participant’s continued service through the applicable purchase date.

The aggregate number of shares of Class A Common Stock available under the Stock Purchase Program, which are shares that may be purchased or become subject to warrants granted under the Stock Purchase Program, may not exceed 4,000,000 shares. This number of shares available will be reduced by the total number of shares sold pursuant to the stock program and the total number of warrants granted under the Stock Purchase Program, except that any shares sold pursuant to the Stock Purchase Program and repurchased by us, or any warrant terminated, cancelled or forfeited for any reason on or prior to December 31, 2014, will again be available for all purposes under the Stock Purchase Program. The number of shares available under the Stock Purchase Program may be adjusted to reflect certain changes in our capital structure or business by reason of certain corporate transactions or events.

The aggregate dollar value of shares of Class A Common Stock purchased by any eligible individual electing to purchase shares of Class A Common Stock under the Stock Purchase Program must be no less than:

•	$5,000 for employees (other than a Realty Capital Securities Wholesaler (as defined below)) or any “non-producing advisor” (generally, a financial advisor whose annualized gross dealer concessions are less than $50 million for the six-month period immediately preceding a purchase date); and

•	$30,000 for any “producing advisor” (generally, a financial advisor whose annualized gross dealer concessions are at least $50 million for the six-month period immediately preceding a purchase date), Realty Capital Securities Wholesaler or executive officer of our company or any of its affiliates.

“Realty Capital Securities Wholesalers” are registered representatives or registered principals employed by Realty Capital Securities and engaged in the wholesale broker-dealer business.

The number of shares of Class A Common Stock purchased by a participant on a purchase date, which must be a multiple of three, is determined based on the closing price for our Class A Common Stock on the purchase date and the dollar value of Class A Common Stock the participant elected to purchase with respect to such purchase date.

The exercise price of any warrants granted under the Stock Purchase Program will be the closing price of our Class A Common Stock on the date of grant. Warrants will generally vest and become exercisable on the third anniversary of the date of grant subject to the participant’s continuous service through the vesting date. All unvested warrants held by a participant will expire and terminate immediately upon the participant’s termination of service. All warrants held by a participant, vested or unvested, will expire and terminate immediately upon the participant’s termination of service for cause.

If a participant’s service is terminated prior to December 31, 2014 for any reason other than for cause (as defined in the Stock Purchase Program), the participant may retain all shares purchased under the Stock Purchase Program prior to the date of termination without regard to the minimum purchase requirements.

If a participant fails to satisfy the minimum purchase requirement as of December 31, 2014 (through a failure to pay on the purchase date or otherwise) or if a participant’s service is terminated prior to December 31, 2014 for cause, we may, by no later than January 31, 2015, (i) require the participant to sell any shares of Class A Common Stock acquired under the Stock Purchase Program back to us at a price per share equal to the lesser of the closing price on the date of repurchase and the closing price on the date of the participant’s initial acquisition, and (ii) cancel any warrants granted for no consideration.

In the event of the consummation of a change in control (as defined in the Stock Purchase Program) prior to December 31, 2014, the date immediately prior to the date of the consummation of such change in control will be deemed the final purchase date under the Stock Purchase Program.

Conflicts of Interest and Related Parties

We depend on RCS Capital Management for executive management and do not have any independent officers or employees. Messrs. Schorsch, Kahane, Weil, Budko and Jones, who are our executive officers, are also executives of RCS Capital Management. Our services agreement with RCS Capital Management was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The obligations of RCS Capital Management and its officers and personnel to engage in other business activities, including for American Realty Capital, may reduce the time that RCS Capital Management and its officers and personnel spend managing us and may result in other conflicts of interest. Our executive officers and the officers of RCS Capital Management are part of the senior management or key personnel of a total of nine American Realty Capital-sponsored non-traded REITs, three publicly listed REITs, an American Realty Capital-sponsored business development company, the general partner of an American Realty Capital-sponsored oil and gas limited partnership, one American Realty Capital sponsored open-end mutual fund, one American Realty Capital sponsored closed-end mutual fund and their advisors. In addition, all our executive officers also are officers of RCS Capital Management and other affiliated entities. Based on our sponsor’s experience in sponsoring REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, six of the American Realty Capital-sponsored REITs in which our executive officers are involved became effective within the last 18 months and will have concurrent and/or overlapping fundraising, the executive officers of RCS Capital Management and us may not always be able to devote sufficient time to the management of our business. Additionally, two American Realty Capital-sponsored REITs are currently in registration.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

For more information about related parties, see “Relationships and Related Party Transactions.”

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RCAP Holdings, which is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our Board of Directors, and William M. Kahane, our chief executive officer and a member of our Board of Directors, holds an aggregate of approximately 92.47% of the voting power in our company through its ownership of 24,051,499 shares of our Class A Common Stock and the sole outstanding share of our Class B Common Stock. Each share of our Class A Common Stock entitles the holder to one vote per share. Our Certificate provides that so long as any of our Class B Common Stock remains outstanding, the holders of our Class B Common Stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company. As a result of its ownership of the sole outstanding share of our Class B Common Stock, RCAP Holdings controls us, and is able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions. The members of RCAP Holdings consist of Messrs. Schorsch and Kahane, as well as three other members of our Board of Directors, namely Edward M. Weil, Jr., Peter M. Budko and Brian S. Block, all of whom are also members of American Realty Capital and RCS Capital Management.

In addition, we are party to several agreements and subject to several arrangements with RCAP Holdings and other related parties, as described below.

Services Agreement

We, together with Realty Capital Securities, RCS Advisory and ANST, are party to a services agreement with RCS Capital Management. Pursuant to the services agreement, in return for a quarterly fee and an incentive fee, RCS Capital Management provides strategic planning and consulting services to assist us and our operating subsidiaries in implementing their business strategy and is, at all times, subject to the supervision and oversight of our Board of Directors. See “Management — Services Agreement.”

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have incurred expenses of approximately $9.5 million to RCS Capital Management under the services agreement, $8.6 million of which was on account of the quarterly fee and $0.9 million of which was on account of the incentive fee.

2013 Manager Multi-Year Outperformance Agreement

The OPP provided for a performance-based bonus award to RCS Capital Management in the form of LTIP Units in RCS Holdings, structured as profits interests in RCS Holdings, intended to further align RCS Capital Management’s interests with those of our company and its stockholders. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”

In connection with the closing of the Cetera Acquisition and the acquisition by Luxor of an interest in RCS Capital Management, we, RCS Holdings and RCS Capital Management agreed to amend the OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of any compensation. The Board determined that as of such valuation date, 310,947 LTIP Units were earned and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the OPP.

In connection with the amendment of the OPP, we also entered into an agreement with RCS Capital Management and the members of RCS Capital Management pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed, transferred and assigned all of the Earned LTIP Units to its members pro rata in accordance with their respective percentage interests in RCS Capital Management as of immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, each of whom then became a member of RCS Holdings as well as a party to the Limited Liability Company Agreement of RCS Holdings. See “ — Other Agreements with Luxor — RCS Capital Management interest.” We may grant new LTIP Units in RCS Holdings to RCS Capital Management in the future. Following such distribution RCS Capital Management ceased to be a member of RCS Holdings.

Wholesale Distribution

Realty Capital Securities provides exclusive dealer manager services for public, non-traded securities, including non-traded REITs and business development companies, sponsored and co-sponsored by American Realty Capital pursuant to standard dealer manager agreements. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. The non-traded securities are offered on a “best efforts” or “reasonable best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisers. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $426.0 million under these arrangements.

Realty Capital Securities also distributes American Realty Capital-sponsored open-end registered investment funds and closed-end registered investment funds registered under the Investment Company Act. During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $18,000 under these arrangements.

Investment Banking, Capital Markets and Transaction Management Services

We provide various services to various REITs and other entities sponsored or managed by American Realty Capital through our investment banking, capital markets and transaction management services platform in connection with their operational activities and pursuit, evaluation and executions of strategic alternatives.

Mergers and Acquisitions

ARCP is a self-managed REIT traded on NASDAQ, which was externally advised by an affiliate of American Realty Capital until January 8, 2014. Prior to its acquisition by ARCP, ARCT IV was a non-traded REIT sponsored by American Realty Capital. Certain of our directors and officers are also directors and executive officers of ARCP and were directors and executive officers of ARCT IV.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to April 28, 2014, we have provided ARCP and ARCT IV with a variety of investment banking, financial advisory and other services in connection with their mergers and acquisitions activities as follows:

•	to ARCP, in connection with its acquisition of a real estate portfolio from certain affiliates of GE Capital Corp., which was completed on June 27, 2013;
•	to ARCP, in connection with its acquisition of CapLease, Inc. through a merger transaction, which was completed on November 5, 2013;
•	to ARCP and ARCT IV, in connection with ARCP’s acquisition of ARCT IV through a merger transaction, which was completed on January 3, 2014;
•	to ARCP, in connection with its acquisition of a real estate portfolio from affiliates of funds managed by Fortress Investment Group LLC, which was completed with respect to certain properties on October 1, 2013 and, with respect to other properties, on January 8, 2014;
•	to ARCP, in connection with its acquisition of Cole Real Estate Investments, Inc. through a merger transaction, which was completed on February 7, 2014; and

•	to ARCP, in connection with its acquisition of a real estate portfolio from Inland American Real Estate Trust, Inc., which was completed with respect to certain properties during the year ended December 31, 2013, with respect to other properties, on February 21, 2014, and, with respect to the balance of properties in the portfolio, the acquisition is expected to be completed during the first half of 2014.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $68.0 million in fees from ARCP and ARCT IV based on a percentage of the transaction value payable upon completion, including reimbursement for out of pocket expenses. These amounts do not include amounts paid on an hourly or flat rate basis under the transaction management services agreement described below under “— Transaction Management Services Agreement” or supervisory or service fees paid under the transfer agency services agreement described under “— Transfer Agency Services Agreement.”

Capital Markets

We have served as underwriter and placement agent and provided structuring services in connection with various public and private offerings of debt securities, preferred stock and common stock for ARCP, including at-the-market offerings, which we refer to collectively as the ARCP offerings. During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $3.9 million in underwriting commissions, placement fees and structuring fees in connection with the ARCP offerings.

Listings

Prior to its listing on The NASDAQ Global Select Market under the ticker symbol “HCT” on April 7, 2014 and a related tender offer, ARC HT was a non-traded REIT sponsored by American Realty Capital. Prior to its listing on the NYSE under the ticker symbol “NYRT” on April 15, 2014 and a related tender offer, NYRT was a non-traded REIT sponsored by American Realty Capital. Certain of our directors and officers are also directors and executive officers of ARC HT and NYRT.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to April 28, 2014, we have provided ARC HT and NYRT with a variety of support, advisory and other services in connection with preparation for and execution of their proposed and completed strategic transactions under agreements that provide for fixed advisory fees and fixed fees due at the time of completion of the transaction.

We expect that we will enter into similar arrangements on similar terms with ARCT V and other non-traded REITs sponsored by American Realty Capital.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we earned $8.9 million under the arrangements described above, including expense reimbursements. We expect to earn an additional $14.5 million with respect to fees due or paid during the period from April 1, 2014 to April 28, 2014. These amounts do not include amounts paid on an hourly or flat rate basis under the transaction management services agreement described below under “— Transaction Management Services Agreement” or supervisory or service fees paid under the transfer agency services agreement described under “— Transfer Agency Services Agreement.”

Transaction Management Services Agreement

RCS Advisory Services is party to a transaction management services agreement with American Realty Capital, pursuant to which RCS Advisory provides American Realty Capital and its subsidiaries with transaction management services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services among others), in connection with American Realty Capital’s performance of services to certain American Realty Capital-sponsored companies. The agreement provides for an initial term of ten years which commenced in June 2013, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) American Realty Capital’s delivery to RCS Advisory of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. The service recipients pay RCS Advisory: (1) the hourly rates notified in writing by the chief financial officer of RCS Advisory to the chief financial officer of the service recipients on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of RCS Advisory to the chief financial officer of the service recipients on a quarterly basis, based on services performed for the services billed at a flat rate. RCS Advisory does not charge for personnel costs associated with any persons that they employ that are also employees of the service recipients. The compensation payable by the service recipients to RCS Advisory under the agreement for services rendered by RCS Advisory will not exceed then current market rates that could be obtained by the service recipients for the applicable services from unaffiliated third parties on an arm’s-length basis.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, we have earned $8.7 million billed at an hourly or flat rate under the transaction management services agreement.

Transfer Agency Services Agreement

ANST is party to a transfer agency services agreement with certain American Realty Capital-sponsored companies, pursuant to which ANST provides such companies with transfer agency services (including broker and shareholder servicing, transaction processing, year-end IRS reporting and other services), and supervisory services overseeing the transfer agency services performed by a third-party transfer agent. The agreement provides for an initial term of ten years, which commenced in June 2013, with the option to renew for unlimited successive one-year terms upon the mutual consent of the parties. In addition, the agreement will terminate upon the delivery of 30 days’ written notice by (i) American Realty Capital to ANST of non-compliance with its obligations under the agreement, or (ii) by ANST upon a change of a control of American Realty Capital that would require disclosure under Regulation 14A of the Exchange Act. The service recipients pay: (1) a monthly supervisory fee of $10,000 (subject to certain exceptions) in cash, for the first full month in which ANST is exclusively performing all the services under the agreement; and (2) from time to time, service fees in cash, based on the services provided per account serviced. ANST charges service recipients reasonable expenses incurred, on a monthly basis, in connection with the services provided under the agreement. The account service fees paid by the service recipients to ANST will increase annually in an amount no less than the annual percentage change in the Consumer Price Index in New York, as reported by the U.S. Bureau of Labor Statistics. Where a service recipient requests additional services to be provided which are not included under the agreement, these services will be compensated at customary rates as agreed upon by the service recipient and ANST.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, ANST has received $9.7 million under this agreement.

American Realty Capital — Operating Subsidiaries Services Agreement

American Realty Capital is party to a services agreement with our operating subsidiaries, pursuant to which American Realty Capital and its subsidiaries provide our operating subsidiaries with information technology, human resources and accounting services, among others, as well as office space. The agreement provides for an initial term of ten years, which commenced in June 2013, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) delivery by our operating subsidiaries to American Realty Capital of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. Our operating subsidiaries pay American Realty Capital: (1) the hourly rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on services performed for the services billed at a flat rate. American Realty Capital does not charge for personnel costs associated with any persons that they employ that are also employees of our operating subsidiaries. The compensation payable by our operating subsidiaries to American Realty Capital under the agreement for services rendered by American Realty Capital will not exceed then current market rates that could be obtained by our operating subsidiaries for the applicable services from unaffiliated third parties on an arm’s-length basis.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to March 31, 2014, American Realty Capital has received $1.2 million under this agreement.

AR Capital Real Estate Income Fund

As of March 31, 2014, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund of $6.3 million and $6.6 million, respectively. American Realty Capital is the advisor of AR Capital Real Estate Income Fund.

Leases

In March 2014, Realty Capital Securities leased a bed and breakfast inn in Newport, Rhode Island from an affiliate, ARC HTNEWRI001, LLC. Realty Capital Securities also entered into an agreement with another affiliate, Crestline Hotels and Resorts, LLC (“Crestline”), to manage and operate the inn. Crestline remits the inn’s revenue to us, net of the fees from Crestline. During the three months ended March 31, 2014, we incurred $0.01 million in rent expense under these arrangements.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with RCAP Holdings and RCS Capital Management pursuant to which we granted (i) RCAP Holdings, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933 (the “Securities Act”) shares of our Class A Common Stock issuable upon exchange of one Class B Unit of each of Realty Capital Securities, RCS Advisory and ANST (and cancellation of corresponding shares of our Class B Common Stock) held or acquired by them; and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to RCS Capital Management under our Equity Plan. Under the registration rights agreement, the shareholders party thereto have the right to request us to register the sale of its shares and also may require us to make available shelf registration statements, at such time as we may be eligible to file shelf registration statements, permitting sales of shares into the market from time to time over an extended period. In addition, the agreement gives the shareholders party thereto the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the shareholders party thereto or initiated by us. As part of the Exchange Transactions, pursuant to our exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B Common Stock in us and Class B Units in each of Realty Capital Securities, RCS Advisory and ANST except for one share of Class B Common Stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A Common Stock.

Exchange Agreement

RCAP Holdings has entered into an exchange agreement with us under which RCAP Holdings has the right, from time to time, to exchange one Class B Unit of each of Realty Capital Securities, RCS Advisory and ANST for shares of Class A Common Stock of our company on a one-for-one basis. Pursuant to the exchange agreement, the transfer of units of such operating subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other operating subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of our Class B Common Stock will be cancelled. On February 11, 2014, the exchange agreement was amended so as to permit an exchange by RCAP Holdings of its Class B Units of each of Realty Capital Securities, RCS Advisory and ANST for shares of our Class A Common Stock thereunder to be treated as a contribution by RCAP Holdings of its equity interests in each of Realty Capital Securities, RCS Advisory and ANST to us in a transaction intending to qualify as tax-free under Section 351 of the Code.

As part of the Exchange Transactions, pursuant to its rights under this agreement, RCAP Holdings has exchanged all of its Class B Common Stock and Class B Units in each of Realty Capital Securities, RCS Advisory and ANST except for one share of Class B Common Stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A Common Stock.

Tax Receivable Agreement

We are party to a tax receivable agreement with RCAP Holdings requiring us to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis, if any, created by RCAP Holdings’ exchanges described below. For purposes of the tax receivable agreement, reductions in tax liabilities will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of each of Realty Capital Securities, RCS Advisory and ANST. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to RCAP Holdings, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any number of Class B Units that RCAP Holdings, or its transferees, own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to RCAP Holdings using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A Common Stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

Payments under the tax receivable agreement would be expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement in excess of our cash tax savings.

Pursuant to the exchange agreement described above, RCAP Holdings exchanged substantially all of its Class B Units of each of Realty Capital Securities, RCS Advisory and ANST for shares of our Class A Common Stock along with the cancellation of a corresponding number of shares of our Class B Common Stock held by RCAP Holdings. It is the intention of the parties to the exchange that it, as part of an overall plan to restructure our ownership that includes the exchange, this offering, the completion of pending acquisitions of businesses by the Company and the Cetera Financings (as defined in “— The Cetera Financings”) qualify as a tax-free contribution to us under Section 351 of the Code. If the exchange by RCAP

Holdings qualifies as a tax-free contribution to us, under Section 351 of the Code we would obtain carryover tax basis in the tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST connected with such Class B Units. As there will be no increase in tax basis created if the exchange qualifies as a tax-free Section 351 contribution, there will be no reductions in our tax liability, and as such we would not be required to make any payments under the tax receivable agreement. However, if the exchange were treated as a taxable transaction, each of Realty Capital Securities, RCS Advisory and ANST intends to have an election under Section 754 of the Code which would result in us receiving a step up in the tax basis of tangible and intangible assets of Realty Capital Securities, RCS Advisory and ANST with respect to such Class B Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from each of Realty Capital Securities, RCS Advisory and ANST and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

Limited Liability Company Agreement of RCS Holdings

On February 10, 2014, we formed RCS Holdings. Pursuant to the limited liability company agreement of RCS Holdings, there are three classes of equity interests in RCS Holdings, called “Class A Units,” “Class C Units” and “LTIP Units.” In connection with the Exchange Transactions, RCS Capital Management contributed all its LTIP Units to RCS Holdings in exchange for LTIP Units representing units of equity ownership in RCS Holdings that are structured as profits interest therein. In connection with the execution of the RCS Holdings limited liability company agreement, 100% of the Class A Units of RCS Holdings were issued to us and 100% of the LTIP Units of RCS Holdings were issued to RCS Capital Management. The Class A Units of RCS Holdings issued to us are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). The LTIP Units of RCS Holdings issued to RCS Capital Management are structured as a profits interest in RCS Holdings with all the rights, privileges and obligations associated with Class A Units of RCS Holdings, subject to certain exceptions. The LTIP Units of RCS Holdings are subject to vesting, forfeiture and restrictions on transfers as provided in the OPP, as amended in connection with the Exchange Transactions. See “Management — 2013 Manager Multi-Year Outperformance Agreement.” Until such time as the LTIP Units of RCS Holdings are fully earned in accordance with the provisions of the OPP, the LTIP Units of RCS Holdings are entitled to distributions equal to 10% of the distributions on Class A Units of RCS Holdings. After the LTIP Units of RCS Holdings are fully earned, they are entitled to a catch-up distribution and then the same distributions as Class A Units of RCS Holdings. At the time RCS Capital Management’s capital account with respect to the LTIP Units of RCS Holdings is economically equivalent to the average capital account balance of the Class A Units and the Class C Units of RCS Holdings, has been earned and has been vested for 30 days, the LTIP Units of RCS Holdings will automatically convert into Class C Units on a one-to-one basis. The Class C Units have the same rights, privileges and obligations associated with Class A Units of RCS Holdings (other than voting) but will be exchangeable for shares of Class A Common Stock on a one-to-one basis pursuant to an exchange agreement to be entered into. Pursuant to the limited liability company agreement of RCS Holdings, we, as the managing member of RCS Holdings, control RCS Holdings’ affairs and decision making.

In connection with the amendment of the OPP, the Company also entered into an agreement with RCS Capital Management and the members of RCAP Holdings pursuant to which immediately prior to the acquisition by Luxor of an interest in RCS Capital Management, RCS Capital Management distributed, transferred and assigned all 310,947 Earned LTIP Units to the members of RCAP Holdings, who then became members of RCS Holdings as well as parties to the Limited Liability Company Agreement of RCS Holdings immediately prior to the acquisition by Luxor of an interest in RCS Capital Management. See “ — 2013 Manager Multi-Year Outperformance Agreement.”

Amended and Restated Limited Liability Company Agreements of Realty Capital Securities, RCS Advisory and ANST

Under the amended and restated operating agreements of Realty Capital Securities, RCS Advisory and ANST, there are two classes of units of each such operating subsidiary called “Class A Units” and “Class B Units.” We hold 100% of the outstanding Class A Units, and RCAP Holdings holds the sole outstanding

Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST. Class A Units confer substantially all of the economic rights and all of the voting rights in each of Realty Capital Securities, RCS Advisory and ANST. Class B Units confer de minimis economic rights and no voting rights in each of Realty Capital Securities, RCS Advisory and ANST.

The amended and restated operating agreements provide that at any time we issue a share of our Class A Common Stock, we will transfer the net proceeds received by us with respect to such share, if any, to Realty Capital Securities, RCS Advisory and ANST (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to us one Class A Unit. Conversely, if at any time, any shares of our Class A Common Stock are redeemed by us for cash, we can cause Realty Capital Securities, RCS Advisory and ANST, immediately prior to such redemption of our Class A Common Stock, to redeem an equal number of Class A Units held by us, upon the same aggregate terms and for the same price, as the shares of our Class A Common Stock are redeemed.

As part of the Exchange Transactions, pursuant to our exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B Common Stock in us and Class B Units in each Realty Capital Securities, RCS Advisory and ANST except for one share of Class B Common Stock and one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST for a total of 23,999,999 shares of Class A Common Stock. Following receipt of stockholder consent, we intend to amend our Certificate and the exchange agreement to permit RCAP Holdings to continue to hold one share of our Class B Common Stock without holding one Class B Unit in each of Realty Capital Securities, RCS Advisory and ANST. Following this amendment, the remaining Class B Unis owned by RCAP Holdings will be cancelled and 100% of the voting and economic interests in Realty Capital Securities, RCS Advisory and ANST will be held by us, indirectly, through RCS Holdings’ ownership of the Class A Units.

Indemnification Agreements with Executive Officers and Directors

We are party to separate indemnification agreements with each of our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Affiliated Transactions Best Practices Policy

In March 2011, Realty Capital Securities adopted the Policy, which has subsequently been adopted by direct investment programs which have their securities sold on its platform. The Policy requires that, except under limited circumstances, (i) each such direct investment program restrict itself from entering into co-investments or other business transactions with another investment program sponsored by American Realty Capital; and (ii) sponsors of direct investment programs refrain from entering into co-investments or other business transactions with their sponsored issuers. The Policy was adopted to promote the independence of each issuer of direct investment programs and to provide clarity as to what type of co-investments are permissible for direct investment programs that are distributed by Realty Capital Securities.

The Policy provides that a direct investment program may not enter into any co-investments or any other business transaction with, or make loans or provide other funding to, directly or indirectly, any investment program or other entity sponsored by American Realty Capital or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Messrs. Schorsch or Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering. However, a direct investment program distributed by Realty Capital Securities may enter into a joint investment with a Delaware statutory trust, or a DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to its stockholders and are fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment. The direct investment program must also retain a controlling interest in the underlying investment and the transaction must be approved by the independent directors of the program’s board of directors after due and documented deliberation, including deliberation of any conflicts of interest. The board of directors must determine that the co-investment is fair, both financially and otherwise. In the case of such co-investment, the direct investment program’s advisor will be permitted to charge fees at no more than the rate corresponding to the program’s percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, the program’s investment in such co-investments shall not exceed 10% of the value of its portfolio. The Policy was designed to abide by principles that ensure that the program operates its business independently of other American Realty Capital programs or their sponsor, as applicable, and on terms that are commercially reasonable and generally available to programs of their type. Realty Capital Securities believes that the Policy provides clear guidance to issuers of direct investment programs as to which transactions are prohibited because of their affiliated nature and which transactions are permissible.

The Cetera Financings

In order to complete the Cetera Acquisition, we entered into a series of financing transactions pursuant to certain commitments received in connection with the signing of the Cetera Merger Agreement on January 16, 2014 (collectively, the “Cetera Financings”) with Luxor Capital Group LP (“Luxor”) and certain banks, including Barclays Bank PLC and Bank of America, N.A. (collectively, the “Banks”) and entered into certain other agreements related thereto. RCAP Holdings and certain of our other related parties had direct or indirect interests in the Cetera Financings, and certain of the other agreements related thereto, as described in more detail below.

The Bank Facilities

Concurrently with the closing of the Cetera Acquisition on April 29, 2014, we entered into the following facilities with the Banks: (i) a $575.0 million senior secured first lien term loan facility (the “First Lien Term Facility”), having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years (the “Second Lien Term Facility” and, together with the First Lien Term Facility, the “Term Facilities”); and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years (the “Revolving Facility” and, together with the Term Facilities, the “Bank Facilities”). As described in more detail below, the Bank Facilities are guaranteed by, among others, RCS Capital Management and RCAP Holdings.

The full amounts of the Term Facilities were outstanding at closing, but the Revolving Facility was undrawn.

The First Lien Term Facility included an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, the Second Lien Term Facility included an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million.

The proceeds of the Term Facilities were used by us to pay a portion of the consideration paid in the Cetera Acquisition, to refinance certain existing indebtedness and existing indebtedness of Cetera and to pay related fees and expenses. The proceeds of the Revolving Facility will be used following the closing of the Cetera Acquisition for permitted capital expenditures, to provide for the ongoing working capital requirements of our company and our subsidiaries following the Cetera Acquisition and for general corporate purposes.

The First Lien Term Facility has an interest rate equal to LIBOR plus 5.50% per annum, the first lien Revolving Facility has an initial interest rate equal to LIBOR plus 5.50% per annum, which amount may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the Bank Facilities) is less than or equal to 1.25 to 1.00 and the Second Lien Term Facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both Term Facilities and the Revolving Facility, LIBOR can be no less than 1.00% per annum.

The Bank Facilities are subject to:  (i) certain mandatory prepayment requirements, including asset sales, insurance/condemnation proceeds, incurrence of certain indebtedness, excess cash flow (as described in more detail below), and abandonment or termination of certain pending acquisitions (as described in more detail below); (ii) certain agreed prepayment premiums; (iii) customary affirmative covenants; (iv) certain negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (as described in more detail below), asset dispositions, acquisitions and transactions with affiliates; and (v) financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital.

The Bank Facilities include the requirement to prepay the aggregate principal amount of the Bank Facilities in the amount of 50% of “Excess Cash Flow” (as defined in the Bank Facilities), which percentage is subject to reduction based on the First Lien Leverage Ratio (as defined in the Bank Facilities).

The First Lien Term Facility is subject to mandatory prepayment if certain of the pending acquisitions are abandoned or terminated in the aggregate of up to $80.0 million as follows: (i) with respect to the ICH acquisition, $15.0 million; (ii) with respect to the Hatteras acquisition, $31.0 million; and (iii) with respect to the Summit acquisition, $34.0 million.

The Bank Facilities provide for customary events of default and also provide for an event of default if:   (i) an amount sufficient to repay the Exchangeable Promissory Notes (the “First Allied Notes”) issued by RCAP Holdings in the initial aggregate principal amount of $26.0 million as partial consideration for its September 25, 2013 acquisition of First Allied Holdings Inc. (“First Allied”) is not deposited in escrow (the “Special Escrow”) upon the earlier to occur of the closing of a registered, underwritten public offering of our Class A Common Stock and August 27, 2014; or (ii) First Allied does not repay the outstanding indebtedness under its existing credit facility with Fifth Third Bank by July 28, 2014.

Our obligations under the Bank Facilities are guaranteed, subject to certain other customary or agreed-upon exceptions, by RCS Capital Management, RCAP Holdings, and each of our and their respective direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers, provided that the guarantees by First Allied and its guarantor subsidiaries will not become effective until following repayment of First Allied’s existing credit facility with Fifth Third Bank by July 28, 2014. We, together with the guarantors (other than First Allied and its guarantor subsidiaries, until their guarantees become effective as described above), have pledged substantially all of our assets to secure the Bank Facilities, subject to certain exceptions.

The restricted payments covenant prohibits payment of dividends by RCS Capital Management, RCAP Holdings, us and our and their respective subsidiaries, subject to certain exceptions, including, among others, (i) certain payments to parent companies and ratable payments to equity holders of non-wholly owned companies, (ii) payments used to retire equity interests held by directors, officers, employees or members of management, consultants or independent contractors, subject to a cap of $10.0 million in any calendar year (with unused amounts permitted to be carried over and used in the subsequent calendar year) plus the proceeds of any key-man life insurance policies in any calendar year, (iii) payments used to repurchase equity interests of direct or indirect parents deemed to occur upon the noncash exercise of stock options, warrants or similar equity incentive awards, (iv) payments in an aggregate amount not to exceed a dollar cap of $10.0 million, plus a to be agreed basket comprised of a portion of retained excess cash flow, returns on certain investments, and certain other amounts available to us under the terms of the Bank Facilities, subject to a leverage test of 1.00 to 1.00 (with respect to dividends to affiliates) and 1.25 to 1.00 (with respect to dividends to non-affiliates), (v) cash payments in lieu of fractional shares in connection with a dividend, split or combination of equity interests or permitted acquisition, (vi) payments of dividends and distributions within 60 days after the date such dividends and distributions are declared if otherwise permitted, (vii) other payments not exceeding an amount of pre-closing retained earnings, subject to a cap to be agreed and subject to a leverage test to be agreed, (viii) redemptions by us of our equity interests in exchange for another class of equity interest or rights to acquire equity interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of equity interests, and (ix) certain distributions in respect of taxes in an amount up to $2.0 million per fiscal year.

The Luxor Commitment

Concurrently with the execution of the Cetera Merger Agreement on January 16, 2014, we, RCAP Holdings and RCS Capital Management entered into a commitment letter with Luxor (the “Luxor Commitment”). The Luxor Commitment provides for Luxor to:  (i) purchase shares of our Class A Common Stock in a private offering following a well-marketed, underwritten public offering (the “Luxor Common Stock”); and (ii) purchase other securities of ours as part of the Cetera Financings at the completion of the Cetera Acquisition (collectively, the “Luxor Securities”).

In connection with Luxor entering into the Luxor Commitment, we, and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

The Luxor Securities were issued and purchased, and an agreement for the Luxor Common Stock to be issued and purchased in a private offering was entered into, in connection with the closing of the Cetera Acquisition pursuant to a securities purchase agreement among the Company, RCAP Holdings, Luxor and certain of its affiliates, dated April 29, 2014.

The Luxor Securities consist of $120.0 million (face amount) of 5% convertible notes (the “Convertible Notes”) issued at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million) and $270.0 million (aggregate liquidation preference) of 7% convertible preferred stock (the “Convertible Preferred Stock”) issued at a price of 88.89% of the liquidation preference per share (for gross proceeds to us upon issuance of $240.0 million).

The proceeds from the Luxor Securities were used by us to pay a portion of the consideration to be paid in the Cetera Acquisition, to refinance certain existing indebtedness and existing indebtedness of Cetera and to pay related fees and expenses.

If we raise at least $150.0 million in gross proceeds in a well-marketed, underwritten public offering Luxor has agreed to purchase, at the same price as the shares sold in a well-marketed, underwritten public offering, $50.0 million of Class A Common Stock from us in a private offering. If we raise less than $150.0 million in gross proceeds in a well-marketed, underwritten public offering, Luxor has agreed to purchase a number of shares of our Class A Common Stock the proceeds from which are equivalent to one-third of the gross proceeds actually received by us from a well-marketed, underwritten public offering.

We will pay certain premiums, fees and expenses in connection with the Luxor Commitment.

The Convertible Preferred Stock

On April 29, 2014, we issued 14,657,980 shares of Convertible Preferred Stock to affiliates of Luxor through a private placement. The shares of Convertible Preferred Stock issued to Luxor are entitled to a dividend of 7.00% of the liquidation preference and a dividend of 8.00% of the liquidation preference if a monthly dividend is not paid in cash on the dividend payment date. The shares of Convertible Preferred Stock are convertible, at Luxor’s option, into shares of our Class A Common Stock, at the lowest of (i) a 2% discount to VWAP, of our Class A Common Stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A Common Stock on the date of Luxor’s election to convert; and (iii) $20.26, or the fixed conversion price. If (1) both the one-day VWAP and the daily closing price of our Class A Common Stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price, and (2) at least $10 million of our Class A Common Stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the Convertible Preferred Stock, then we may require that Luxor convert the Convertible Preferred Stock into shares of our Class A Common Stock at the same price as set forth above. Notwithstanding the other terms of the Convertible Preferred Stock, in no event shall Luxor be obligated to accept our Class A Common Stock if it would result in Luxor owning more than 9.9% of our Class A Common Stock outstanding at the time of conversion. Accrued and unpaid dividends on the Convertible Preferred Stock also are entitled to liquidation preferences and are convertible into additional shares of our Class A Common Stock on the same terms as actual shares of Convertible Preferred Stock.

The terms of the Convertible Preferred Stock set forth in the related certificate of designation include negative covenants relating to the issuance of additional preferred securities, amending the provisions of certificate of designation, affiliate transactions and the incurrence of indebtedness

On April 29, 2014, the members of RCAP Holdings entered into a put agreement with Luxor and its affiliates which purchased the Convertible Preferred Stock. Pursuant to this agreement, at any time during the 90-day period beginning October 29, 2015, the members of RCAP Holdings have agreed to purchase from Luxor 50% (to be reduced based upon the gross proceeds received by us in any public offering of our Class A Common Stock) of the Convertible Preferred Stock in cash at Luxor’s request. This put right is secured by a negative pledge on the members of RCAP Holdings’ shares of ARCP and/or units of ARCP’s operating partnership with a value, as of the date of the issuance of the Convertible Preferred Stock, equal to such RCAP Holdings member’s pro rata portion of the cash payment required to be made to Luxor pursuant to its put right.

The Convertible Notes

On April 29, 2014, we issued $120,000,000 aggregate principal amount of Convertible Notes to affiliates of Luxor in a private placement. The Convertible Notes are our senior unsecured obligations, but they are subordinate to the Bank Facilities and any refinancing thereof. The convertible notes are convertible at the option of the holder, and to the extent permitted by the Bank Facilities, into shares of our Class A Common Stock, at a conversion rate equal to the lower of (i) 49.3583 shares of our Class A Common Stock per $1,000 principal amount of Convertible Notes (or $20.26 per share of Class A Common Stock), and (ii) 115% of the price of the shares of our Class A Common Stock sold in a well-marketed, underwritten public offering, subject to adjustment pursuant to customary anti-dilution provisions. The convertible notes mature on November 1, 2021 and bear interest at a rate of 5.00% per annum.

The convertible notes are subject to customary negative covenants and events of default, and they are not redeemable by us prior to their maturity date without the consent of Luxor.

Other Agreements with Luxor

As a condition for Luxor entering into the Luxor Commitment, we, and RCAP Holdings or RCS Capital Management, entered into the following agreements with Luxor:

•	RCS Capital Management interest. On April 29, 2014, Luxor purchased 23.5% (subject to downward adjustment to no less than 17.5% based upon the gross proceeds received by us in a well-marketed, underwritten public offering) of the membership interests in RCS Capital Management (the “Luxor Percentage Interest”), for $15.3 million. We have also entered into a put/call agreement with Luxor whereby, subject to certain conditions, (i) we have the right to repurchase the Luxor Percentage Interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A Common Stock (or a cash equivalent); and (ii) Luxor has the right to require us to purchase the Luxor Percentage Interest in exchange for a number of shares of our Class A Common Stock (or a cash equivalent) that is equal to 15% multiplied by the then existing Luxor Percentage Interest multiplied by the number of shares of our then-outstanding Class A Common Stock (assuming the conversion immediately prior thereto of the then outstanding Convertible Notes and Convertible Preferred Stock).
•	Board rights. Luxor received the right to designate an independent director to our board of directors and appoint a board observer, both of which were subject to removal if Luxor did not purchase at least $25.0 million of Convertible Preferred Stock, as contemplated by the Luxor Commitment, or if the Luxor Commitment was terminated for another reason, such as our failure to consummate the Cetera Acquisition. Luxor exercised this right, and our board approved the appointment of Mr. Jeffrey Brown as one of our independent directors and a board observer, effective as of February 10, 2014. Additionally, if, after April 29, 2016, we are more than 18 months in arrears on the payment of dividends the Convertible Preferred Stock at any time Luxor owns at least 50% of the outstanding Convertible Preferred Stock, and subject to certain exceptions, Luxor will be entitled to appoint an additional director to our Board of Directors, which director’s term will end upon us becoming current on the payment of dividends. In addition, if, at any time Luxor owns at least 50% of the outstanding Convertible Preferred Stock and there is a Bankruptcy Event (as defined in the certificate of designation governing the Convertible Preferred Stock) or an acceleration of the obligations under the Bank Facilities, Luxor will be entitled to appoint one additional director to our board of directors, which director’s term will end when we cure such acceleration or Bankruptcy Event.
•	Restrictive covenants. RCAP Holdings, RCS Capital Management and the members of RCAP Holdings (who are also members of RCS Capital Management and American Realty Capital) entered into a restrictive covenants agreement pursuant to which the members of RCAP Holdings agreed, subject to certain exceptions, not to compete with or solicit employees from us for a period of two years from the date of the Luxor Commitment, or until January 16, 2016, subject to certain termination events. These covenants included our agreement that prior to the date the Luxor Securities were issued in connection with the completion of the Cetera Acquisition, we would not, nor would we directly or indirectly cause our subsidiaries to, pay any dividend to any stockholder or member except to the extent that such dividends did not exceed $5.0 million in the aggregate per fiscal quarter.
•	Voting matters. RCAP Holdings gave an irrevocable proxy to Luxor over its shares of our common stock and agreed to vote its shares our common stock (i) for the approval of the issuance of the Luxor Common Stock and the Luxor Securities; (ii) for approval of any amendment or restatement of our certificate of incorporation and by-laws necessary for the issuance of the Luxor Common Stock and the

Luxor Securities; (iii) against any amendment to our certificate of incorporation or by-laws which would be impede the issuance of the Luxor Common Stock and the Luxor Securities; and (iv) against any other proposal that may impede the issuance of the Luxor Common Stock and the Luxor Securities.
•	Corporate reorganization. RCAP Holdings and the members of RCAP Holdings agreed with Luxor to use their reasonable best efforts to cause us to undertake a corporate reorganization whereby RCAP Holdings will (i) contribute its equity interest in First Allied to us, which we expect will occur through the completion of the First Allied Contribution (see “ — The First Allied Contribution”); (ii) exchange substantially all of its membership interests in all our subsidiaries for our Class A Common Stock; and (iii) agree to the cancellation of all of our Class B Common Stock owned by it, except that it will be permitted to retain a nominal amount of our Class B Common Stock. All of these agreements were contemplated and approved by our board of directors on January 12, 2014, and were, except for the First Allied acquisition (which was subsequently approved by our board of directors), implemented as part of the exchange transactions.

RCAP Holdings and the members of RCAP Holdings also agreed with Luxor to use their reasonable best efforts to cause us to amend the rights of our Class B Common Stock to modify the anti-dilution provisions of our Class B Common Stock subject to the approval of our board of directors, or pursuant to a vote of our stockholders, so that, beginning 24 months after the consummation of the corporate reorganization, or February 11, 2016, and subject to obtaining the affirmative vote of all outstanding common stock (other than any outstanding Class B common), we may redeem RCAP Holdings’ (or the members of RCAP Holdings’) beneficial ownership of any outstanding Class B Common Stock owned by RCAP Holdings for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A Common Stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election the closing price of our Class A Common Stock is greater than $30 per share.

The RCAP Holdings Member Commitment

Concurrently with the execution of the Cetera merger agreement on January 16, 2014, we entered into a commitment letter (the “RCAP Holdings Member Commitment”) with the members of RCAP Holdings. The RCAP Holdings Member Commitment provided for the members of RCAP Holdings, prior to the closing of the Cetera Acquisition, to purchase, in a private offering, and at the same price as the shares sold in any well-marketed, underwritten public offering, $10.0 million of our Class A Common Stock from us.

The obligation of members of RCAP Holdings to purchase these shares was conditioned on: (i) our completion of a well-marketed, underwritten public offering; and (ii) the purchase of the Luxor Common Stock by Luxor.

The RCAP Holdings Member Commitment also provided for an additional equity commitment related to the Luxor Common Stock. The members of RCAP Holdings agreed that if prior to the closing of the Cetera Acquisition, (i) we did not complete a well-marketed, underwritten public offering, or (ii) Luxor purchased less than $50.0 million of Luxor Common Stock, the members of RCAP Holdings would purchase additional shares of our Class A Common Stock such that the combined net proceeds to us from the Luxor Common Stock and the additional equity commitment would be at least $50.0 million.

The proceeds from these financings would have been used by us to pay a portion of the consideration to be paid in the Cetera Acquisition, but they were not required to complete the Cetera Acquisition because we were able to obtain sufficient financing from other sources. In addition, the Luxor Commitment was amended on April 29, 2014 to remove the condition to Luxor’s commitment to purchase the Luxor Common Stock that RCAP Holdings was required to concurrently purchase, in a private offering, and at the same price as the shares sold in any well-marketed, underwritten public offering, $10.0 million of our Class A Common Stock.

The First Allied Contribution

On September 25, 2013, RCAP Holdings became the owner of all the issued and outstanding shares of common stock of First Allied Holdings Inc. (“First Allied”) following the closing under a merger agreement dated as of June 5, 2013, with First Allied and other parties thereto (the “Original First Allied Merger Agreement”). Under the Original First Allied Merger Agreement, the effective cost of the acquisition of First

Allied by RCAP Holdings was $177.0 million, consisting of $145.0 million in merger consideration paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger.

On April 3, 2014, we entered into the a contribution agreement with RCAP Holdings (the “First Allied Contribution Agreement”), pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us (the “First Allied Contribution”). As consideration for the First Allied Contribution, 11,264,929 shares of our Class A Common Stock are issuable to RCAP Holdings which was determined based on a value of $207.5 million for First Allied and the VWAP of our Class A Common Stock on January 15, 2014, the day prior to the announcement of the Cetera Merger Agreement. In addition, immediately following consummation of the First Allied Contribution, First Allied is expected to have $33.3 million of outstanding bank indebtedness, for an effective cost to us of the First Allied Contribution of $240.8 million (based on the value of our Class A Common Stock on January 15, 2014).This First Allied bank indebtedness is on the same terms as the bank indebtedness of First Allied immediately following the closing of the acquisition of First Allied by RCAP Holdings under the Original First Allied Merger Agreement. Under the terms of the Bank Facilities, it is an event of default if First Allied does not repay this outstanding indebtedness by July 28, 2014. Following repayment of First Allied’s existing credit facility with Fifth Third Bank, our obligations under the Bank Facilities will also be guaranteed, subject to certain other customary or agreed-upon exceptions, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

Pursuant to the First Allied Contribution Agreement with RCAP Holdings, we also will be assigned substantially all rights and assume substantially all obligations of RCAP Holdings under the Original First Allied Merger Agreement. Any remaining outstanding First Allied Notes, as well as any remaining acquisition debt incurred by RCAP Holdings to finance a portion of the merger consideration in connection with the original First Allied merger agreement, will remain the obligations of RCAP Holdings. It is also an event of default under the Bank Facilities if an amount sufficient to repay the First Allied Notes is not deposited in the Special Escrow upon the earlier of the closing of a registered, underwritten public offering of our Class A Common Stock and August 27, 2014. Amounts on deposit in the Special Escrow would be released to repay the First Allied Notes or once the First Allied Notes have otherwise been satisfied in cash. Interest on the First Allied Notes, which mature on September 25, 2016, accrues at the annual rate of 5%. Holders of the First Allied Notes have the option to exchange them for shares of our Class A Common Stock or cash at certain specified times at an exchange price of $23.00 per share. RCAP Holdings is responsible for any cash or Class A Common Stock issuable on exchange of the First Allied Notes and the members of RCAP Holdings have agreed to reimburse us for any amounts released from escrow to pay cash on exchange of the First Allied Notes, pursuant to the agreement described below in “ — The First Allied Reimbursement Agreement.”

The value of $207.5 million for the equity of First Allied was determined as the effective original cost of $177.0 million (consisting of $145.0 million in merger consideration paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The methodology used to determine the consideration in connection with the First Allied Contribution was to calculate a carrying cost to compensate RCAP Holdings for the use of its capital. The carrying cost was determined based on an estimate of what we believe a third-party investor would have earned for a similar investment, or a range between 18% to 25% of the original cost of the investment. We used a midpoint of this range to determine the carrying cost.

The Board of Directors, when it determined the purchase price for the First Allied Contribution, applied the carrying cost to the effective cost of RCAP Holdings’ acquisition of First Allied, which was $177.0 million (consisting of $145.0 million in merger consideration paid to the former owners of First Allied and $32.0 million of bank indebtedness outstanding immediately following the merger). First Allied had approximately $25.0 million of cash at the time of the determination of the purchase price for the First Allied Contribution by the board of directors. The cash of First Allied could increase or decrease prior to the date to the date of closing of the First Allied Contribution, which would have the effect of decreasing or increasing the effective cost of the acquisition to us. RCAP Holdings and First Allied have agreed that First Allied will not make any dividends or other distributions prior to the closing of the First Allied Contribution.

Pursuant to the First Allied Contribution Agreement, we and RCAP Holdings have made certain customary representations and warranties to each other and agreed to customary covenants, in part to allocate contractual risk between the parties and not as a means of establishing facts. The representations and warranties contained in the First Allied contribution agreement will generally survive the closing of the First Allied Contribution for a period for 12 months post-closing. Subject to certain limitations, including, among other things, a cap of $15.5 million and a deductible of $1.0 million that applies to breaches of most of RCAP Holdings’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $15.5 million and a deductible of $1.0 million, we have agreed to indemnify RCAP Holdings for breaches of our representations, warranties, covenants and agreements.

The completion of the First Allied Contribution is subject to various conditions, including, among other things, the receipt of certain requisite consents from third parties, approval by a majority of the combined voting power of stockholders of the issuance of shares of Class A Common Stock to RCAP Holdings and approval by FINRA of the proposed change of control of First Allied’s broker-dealer subsidiaries, to the extent required.

The First Allied Contribution Agreement includes certain termination rights for both parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to December 31, 2014.

The First Allied Reimbursement Agreement

In connection with the Bank Facilities, the Company entered into a reimbursement agreement dated as of April 28, 2014 (the “First Allied Reimbursement Agreement”) with RCAP Holdings.

As described above, the Bank Facilities provide for an event of default if (i) an amount sufficient to repay the First Allied Notes is not deposited in the Special Escrow upon the earlier of the closing of a registered, underwritten public offering of our Class A Common Stock and August 27, 2014, or (ii) First Allied does not repay the outstanding indebtedness under its existing credit facility with Fifth Third Bank by July 28, 2014 (the “First Allied Indebtedness”).

The amount deposited in the Special Escrow by the Company may be released by RCAP Holdings to repay its obligations under such First Allied Notes.

Pursuant to the terms and subject to the conditions set forth in the First Allied Reimbursement Agreement, RCAP Holdings will reimburse the Company for any amounts released by RCAP Holdings from the Special Escrow in connection with repaying RCAP Holdings’ obligations under such First Allied Notes, within five business days of releasing any such amounts. The First Allied Reimbursement Agreement also provides that if RCAP Holdings fails to reimburse the Company within such five business day period for the amounts released from the Special Escrow, then, until such unreimbursed amounts shall have been paid in full, interest shall accrue thereon at LIBOR plus the Applicable Margin for Term Loans (each, as defined in the Bank Facilities).

In addition, pursuant to the terms and subject to the conditions set forth in the First Allied Reimbursement Agreement, RCAP Holdings will, if the First Allied Contribution is not consummated prior to July 28, 2014, prepay in full the amount of the First Allied Indebtedness.

Other Related Party Transactions

Nicholas S. Schorsch, Jr. is the son of Nicholas S. Schorsch, the executive chairman of our Board of Directors. During 2013, Nicholas S. Schorsch, Jr. was employed as a Senior Product Manager at Realty Capital Securities and received a base salary of $229,167, $181,844 in commissions and a bonus of $80,000.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. WeiserMazars LLP, our independent registered public accounting firm for 2013, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2013 with management and with WeiserMazars LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”).

The Audit Committee has also discussed with WeiserMazars LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16.

The Audit Committee also has received and reviewed the written disclosures and the letter from WeiserMazars LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding WeiserMazars LLP’s communications with the audit committee concerning independence, and has discussed with WeiserMazars LLP its independence from us.

Based on the review and discussions described above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Mark Auerbach (Chair)
C. Thomas McMillen
Howell D. Wood

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than ten percent of our Class A Common Stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during 2013, our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements, with the exceptions noted below.

•	Each of Messrs. Schorsch and Kahane filed six late reports. These late reports relate to sixteen open market purchases of our Class A Common Stock made by RCAP Holdings. Each of Messrs. Schorsch and Kahane filed a Form 5 on February 14, 2014 to report these late transactions.

In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers, and ten percent stockholders.

STOCK OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A Common Stock and Class B Common Stock as of April 21, 2014 for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;
•	each of our named executive officers;
•	each of our directors; and
•	all our executive officers, directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Beneficial Owner(1)	No. of Shares of Class A Common Stock Beneficially Owned		%of Class A Common Stock	No. of Shares of Class B Common Stock		% of Combined Voting Power
Nicholas S. Schorsch	24,071,499	(2)	85.01%	1	(3)	92.50%
William M. Kahane	24,051,499	(3)	84.94%	1	(3)	92.47%
RCAP Holdings, LLC	24,051,499		84.94%	1		92.47%
Edward M. Weil, Jr.	1,000		*	—		*
Peter M. Budko	—		—	—		*
Brian S. Block	—		—	—		*
Brian D. Jones	112,671	(4)	*	—		*
Brian L. Nygaard	—		—	—		—%
Mark Auerbach	—		—	—		—%
Jeffrey J. Brown	—		—	—		—%
C. Thomas McMillen	—		—	—		—%
Howell D. Wood	—		—	—		—%
Directors and executive officers as a group (12 persons)	24,185,170	(5)	85.41%	1	(2)	92.70%

*	Less than 1%
(1)	The business address of each individual or entity listed in the table is c/o RCS Capital Corporation, 405 Park Avenue, 15th Floor, New York, NY 10022.
(2)	20,000 shares are held directly by Nicholas S. Schorsch. 24,051,499 shares are held by RCAP Holdings, LLC, which holds the sole outstanding share of Class B common stock. The reporting person directly or indirectly controls RCAP Holdings, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(3)	Held by RCAP Holdings, LLC, which holds the sole outstanding share of Class B common stock. The reporting person directly or indirectly controls RCAP Holdings, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(4)	Includes 110,671 restricted shares awarded under our equity plan.
(5)	20,000 shares are held directly by Nicholas S. Schorsch, 1,000 shares are held directly by Edward M. Weil, Jr. and 112,671 shares (including 110,671 restricted shares awarded under our equity plan) are held directly by Brian D. Jones. The remaining 24,051,499 shares are held by RCAP Holdings, LLC. Each of Messrs. Schorsch, and Kahane may be deemed to beneficially own the shares held by RCAP Holdings, LLC, and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the aggregate fees for audit and other services for the years ended December 31, 2013 and 2012 for services performed by WeiserMazars LLP, our independent registered public accounting firm for each of those years (in thousands):

	2013	2012
Audit fees	$643.5	$59.1
Audit-related fees(1)	51.6	—
Tax fees	—	—
All other fees	—	—
Total fees	$695.1	$59.1

(1)	These fees related to the annual study and evaluation of internal accounting control for American National Stock Transfer, LLC under Rule 17ad-13 and accounting consultations in connection with acquisitions.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All the services of WeiserMazars LLP for 2013 described above were pre-approved by the Audit Committee. Our Audit Committee had not yet been established during 2012.

PROPOSAL: ELECTION OF DIRECTORS

The following individuals, all of whom are currently serving on our Board of Directors, are nominated for election this year:

•	Nicholas S. Schorsch
•	William M. Kahane
•	Edward M. Weil, Jr.
•	Peter M. Budko
•	Brian S. Block
•	Mark Auerbach
•	Jeffrey J. Brown
•	C. Thomas McMillen
•	Howell D. Wood

Directors will be elected by a majority of the votes of the shares of capital stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. If elected, each of these individuals will serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The Board of Directors recommends a vote “FOR” the election of each of the nominated directors.

DISSENTERS’ RIGHTS OF APPRAISAL

Delaware law does not provide for dissenters’ rights in connection with the matters to be acted upon at the Annual Meeting.

INTEREST OF CERTAIN PERSONS IN THE MATTER ACTED UPON

Other than the director nominees’ elections to office, there are no substantial interests, direct or indirect, by security holdings or otherwise, of each of the following persons in connection with any of the matters to be acted upon:

•	Each director or executive officer of the Company at any time since the beginning of the last fiscal year.
•	Each nominee for election as a director of the Company.
•	Each associate of any of the foregoing persons.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and registration statements with the SEC. These filings are available to the public via the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

STOCKHOLDER PROPOSALS FOR OUR 2015 ANNUAL MEETING

Stockholder Proposals in the Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder intending to present a proposal to be included in our 2015 annual meeting must deliver a proposal in writing to be received at our principal executive offices, 405 Park Avenue — 15th Floor, New York, New York 10022, Attention: Edward M. Weil, Jr., President, Treasurer and Secretary, no later than December 31, 2014.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

For any proposal that is not submitted for inclusion in our proxy material for our 2015 annual meeting but is instead sought to be presented directly at that meeting and for any director nominations, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth under our By-laws. To be timely submitted for presentation at our 2015 annual meeting, our secretary must receive written notice of the proposal at our principal executive offices, 405 Park Avenue — 15th Floor, New York, New York 10022, Attention: Edward M. Weil, Jr., President, Treasurer and Secretary, between February 28, 2015 and March 30, 2015. Any proposal not received within the applicable time in the previous sentence will be considered untimely. All proposals must contain the information specified in, and otherwise comply with, our By-laws.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

This Proxy Statement is dated April 30, 2014. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date above, unless expressly provided.

By Order of the Board of Directors,

/s/ Edward M. Weil, Jr.

Edward M. Weil, Jr.
President, Treasurer, Secretary and Director

RCS CAPITAL

RCS CAPITAL CORPORATION
405 PARK AVE., 15TH FLOOR
NEW YORK, NY 10022

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Nicholas S. Schorsch	☐	☐	☐
1b. William M. Kahane	☐	☐	☐
1c. Edward M. Weil, Jr.	☐	☐	☐
1d. Peter M Budko	☐	☐	☐
1e. Brian S. Block	☐	☐	☐
1f. Mark Anerbach	☐	☐	☐
1g. Jeffrey J. Brown	☐	☐	☐
1h. C. Thomas McMillen	☐	☐	☐
1i. Howell D. Wood	☐	☐	☐

NOTE: Other business may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

02 0000000000

0000213856_1 R1.0.0.51160

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Shareholder Letter is/are available at www.proxyvote.com .

RCS CAPITAL CORPORATION
Annual Meeting of Stockholders
May 29, 2014 at 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder of RCS Capital Corporation (the "Company"), hereby appoint(s) Edward M. Weil, Jr. and James A. Tanaka, and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of stockholders of the Company to be held at The Core Club, located at 66 E. 55th Street, New York, New York on May 29, 2014, commencing at 9:00 a.m., local time, and any and all adjournments and postponements thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such Annual Meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in his or her discretion on such matters as may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

When this proxy is properly executed, the votes entitled to be cast by the undersigned stockholder will be cast in the manner directed on the reverse side. If no direction is made, the votes entitled to be cast by the undersigned stockholder will be cast "FOR" the Proposal. At the present time, the Board of Directors knows of no other matters to be presented at the Annual Meeting.

0000213856_2 R1.0.0.51160

Continued and to be signed on reverse side